                                                                     EXHIBIT 2.1













                            ASSET PURCHASE AGREEMENT


                                  BY AND AMONG


                           SIRENZA MICRODEVICES, INC.,


                          OLIN ACQUISITION CORPORATION

                                       AND

                              VARI-L COMPANY, INC.







                                DECEMBER 2, 2002

                                TABLE OF CONTENTS

                                                                                                                    PAGE
                                                                                                                    ----


ARTICLE 1 DEFINITIONS.................................................................................................1
         1.1      Capitalized Terms...................................................................................1
         1.2      Construction.......................................................................................10

ARTICLE 2 PURCHASE AND SALE..........................................................................................10
         2.1      Purchase and Sale of Assets........................................................................10
         2.2      Assumed Liabilities................................................................................12
         2.3      Excluded Liabilities...............................................................................12
         2.4      Consideration......................................................................................13
         2.5      Closing............................................................................................14
         2.6      Adjustment of Purchase Price.......................................................................14
         2.7      Allocation of Consideration........................................................................17
         2.8      Transfer Taxes.....................................................................................17
         2.9      Further Assurances; Post-Closing Cooperation.......................................................17

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER...................................................................18
         3.1      Organization of Seller; Books and Records..........................................................18
         3.2      Authority..........................................................................................19
         3.3      No Conflict........................................................................................20
         3.4      SEC Filings; Seller Financial Statements...........................................................20
         3.5      Transferred Contracts..............................................................................21
         3.6      Consents; Capitalization...........................................................................22
         3.7      Sufficiency of Consideration.......................................................................22
         3.8      No Liquidation, Insolvency, Winding-Up.............................................................22
         3.9      Restrictions on Business Activities................................................................23
         3.10     Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment.....................23
         3.11     Customers and Sales................................................................................25
         3.12     Distributor Inventory..............................................................................25
         3.13     Intellectual Property..............................................................................25
         3.14     Litigation.........................................................................................28
         3.15     Brokers' or Finders' Fees; Fairness Opinion........................................................28
         3.16     Tax Matters........................................................................................28
         3.17     Power of Attorney..................................................................................29
         3.18     Affiliated Transactions............................................................................29
         3.19     Compliance with Laws...............................................................................30
         3.20     Product Warranties.................................................................................30
         3.21     Bulk Transfer Laws.................................................................................30
         3.22     Employee Matters...................................................................................30
         3.23     Environmental Matters..............................................................................33
         3.24     Accounts Receivable and Accounts Payable...........................................................36

                                TABLE OF CONTENTS
                                   (CONTINUED)


                                                                                                                    PAGE
                                                                                                                    ----

         3.25     Sufficiency of Acquired Assets.....................................................................36
         3.26     Business Changes...................................................................................36
         3.27     Excluded Liabilities; Seller Creditors.............................................................37
         3.28     Disclosure.........................................................................................37

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER.........................................................38
         4.1      Organization, Good Standing and Qualification......................................................38
         4.2      Authority..........................................................................................38
         4.3      Stock Consideration................................................................................38
         4.4      No Conflict........................................................................................38
         4.5      SEC Filings........................................................................................39
         4.6      Consents...........................................................................................40
         4.7      Brokers' and Finders' Fees.........................................................................40
         4.8      Disclosure.........................................................................................40

ARTICLE 5 COVENANTS AND AGREEMENTS...................................................................................40
         5.1      Access.............................................................................................40
         5.2      Operation of the Business by Seller................................................................41
         5.3      Conduct Prior to Closing...........................................................................42
         5.4      Confidentiality....................................................................................43
         5.5      Use of Confidential Information....................................................................44
         5.6      Covenant Not to Compete or Solicit.................................................................44
         5.7      No Solicitation....................................................................................45
         5.8      Notification of Certain Matters....................................................................47
         5.9      New Employment Arrangements........................................................................47
         5.10     Public Disclosure..................................................................................48
         5.11     Consents...........................................................................................48
         5.12     Benefits Liabilities...............................................................................49
         5.13     COBRA Continuation Coverage........................................................................49
         5.14     Protection of Seller Creditors.....................................................................49
         5.15     Registration Statement.............................................................................50
         5.16     Meeting of Seller's Stockholders...................................................................50
         5.17     Commercially Reasonable Efforts....................................................................52
         5.18     Additional Documents and Further Assurances........................................................53
         5.19     Change of Control Agreements.......................................................................53
         5.20     Post Closing Tax Covenants.........................................................................53
         5.21     Employee Withholding...............................................................................54
         5.22     Restrictions on Resale or Distribution of Stock Consideration......................................54
         5.23     Payables...........................................................................................54
         5.24     Change of Name; Use of Name........................................................................55
         5.25     Performance Under Loan Facility....................................................................55
         5.26     Insurance..........................................................................................55

                                TABLE OF CONTENTS
                                   (CONTINUED)


                                                                                                                    PAGE
                                                                                                                    ----


         5.27     Asvan Payments.....................................................................................55
         5.28     Supplemental Transferred Contracts.................................................................55

ARTICLE 6 CONDITIONS TO THE CLOSING..................................................................................56
         6.1      Conditions to Obligations of Each Party............................................................56
         6.2      Additional Conditions to the Obligations of Buyer..................................................57
         6.3      Additional Conditions to Obligations of Seller.....................................................59

ARTICLE 7 SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION................................................60
         7.1      Survival of Representations, Warranties and Covenants..............................................60
         7.2      Indemnification....................................................................................60
         7.3      Indemnification Procedure..........................................................................61
         7.4      Resolution of Conflicts; Arbitration...............................................................61
         7.5      Third-Party Claims.................................................................................62
         7.6      Maximum Payments; Remedy...........................................................................63
         7.7      Security for Seller Indemnification Obligations....................................................65

ARTICLE 8 TERMINATION, AMENDMENT AND WAIVER..........................................................................65
         8.1      Termination........................................................................................65
         8.2      Effect of Termination..............................................................................67

ARTICLE 9 GENERAL....................................................................................................67
         9.1      Notices............................................................................................67
         9.2      Amendment..........................................................................................68
         9.3      Extension; Waiver..................................................................................68
         9.4      Entire Agreement; Assignment.......................................................................68
         9.5      Severability.......................................................................................69
         9.6      Other Remedies.....................................................................................69
         9.7      Governing Law......................................................................................69
         9.8      Jurisdiction and Venue.............................................................................69
         9.9      Waiver of Jury Trial...............................................................................69
         9.10     Fees and Expenses..................................................................................69
         9.11     Counterparts.......................................................................................70

                                    EXHIBITS

Exhibit A.........................................................................Form of Non-Competition Agreement
Exhibit B.................................................................................Form of Support Agreement
Exhibit C...............................................................Form of Assignment and Assumption Agreement
Exhibit D......................................................................................Form of Bill of Sale
Exhibit E............................................................................Form of Real Property Sublease

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (the "Agreement"), is made and entered into as of December 2, 2002, by and among Sirenza Microdevices, Inc., a Delaware corporation ("Parent"), Olin Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Buyer"), and Vari-L Company, Inc., a Colorado corporation ("Seller").

                                    RECITALS

         A. Parent and Buyer desire to cause Buyer to purchase from Seller, and Seller desires to sell to Buyer, the Acquired Assets (as defined below), in exchange for shares of the common stock of Parent, the assumption of certain specified Assumed Liabilities (as defined below) and the other consideration set forth below.

         B. Concurrently with the execution and delivery of this Agreement, as a material inducement to Parent and Buyer to enter into this Agreement, the Key Employees (as defined below) of Seller are entering into non-competition agreements substantially in the form attached hereto as Exhibit A (the "Non-Competition Agreements") with Parent, each of which shall become effective as of the Closing Date (as defined below).

         C. Concurrently with the execution and delivery of this Agreement, as a material inducement to Parent and Buyer to enter into this Agreement, certain affiliate stockholders of Seller are executing and delivering stockholder support agreements (the "Support Agreements"), substantially in the form attached hereto as Exhibit B, to Buyer.

         NOW, THEREFORE, in consideration of the covenants, representations, warranties and mutual agreements set forth herein, and for other good and valuable consideration, intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         1.1 Capitalized Terms. The following capitalized terms shall have the meanings set forth below:

                  (a) "Accrued Vacation Pay" shall mean any accrued holiday, vacation and sick pay payable incurred by Seller included in account 2001-244 (Accrued Holiday/Vacation/Sick Pay) on the Seller Balance Sheet or Seller's Books and Records to the extent such accrued holiday, vacation and sick pay has been included therein in conformity with GAAP applied on a basis consistent with the Reference Balance Sheet.

                  (b) "Acquired Assets" shall have the meaning set forth in
Section 2.1.

                  (c) "Actions or Proceedings" shall have the meaning set forth in Section 2.9(b).

                  (d) "Agreement" means this Asset Purchase Agreement together with all exhibits and schedules hereto.

                  (e) "Allocation" shall have the meaning set forth in Section 2.7.

                  (f) "Assignment and Assumption Agreement" shall mean the Assignment and Assumption Agreement by and between Buyer and Seller in substantially the form attached hereto as Exhibit C.

                  (g) "Assumed Liabilities" shall have the meaning set forth in
Section 2.2.

                  (h) "Benefits Liabilities" means any and all claims, debts, liabilities, commitment and obligations, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever or however arising, including all costs and expenses relating thereto, and including those debts, liabilities and obligations arising under law, rule, regulation, permits, action or proceeding before any Governmental Entity, order or consent decree or any award of any arbitrator of any kind relating to any Employee Plan, International Employee Plan, Employment Agreement or otherwise to an Employee (other than Accrued Vacation Pay).

                  (i) "Bill of Sale" shall mean the Bill of Sale to be delivered by Seller to Buyer at the Closing in the form attached hereto as Exhibit D.

                  (j) "Books and Records" means all papers and records (in paper or electronic format) of the Seller or otherwise in Seller's care, custody, or control relating to the Acquired Assets or the Business including, without limitation, all purchasing and sales records, customer and vendor lists, accounting and financial records, product documentation, product specifications, and marketing requirement documents.

                  (k) "Business" means the design, manufacture and marketing of radio frequency and microwave components and devices for use in commercial and military/aerospace wireless communications applications, including wireless telecommunications networks, wireless base stations, wireless point-to-point radio systems, wireless point-to-multi-point radio systems, wireless local area networks, satellite payload, test equipment (instrumentation) and ground communications, radar systems, weapons guidance systems and advanced telemetry systems, in each case as conducted or proposed to be conducted by Seller.

                  (l) "Cash Consideration" means the product of (i) the difference between (A) the Dollar Value and (B) the Loan Facility Indebtedness and (ii) 0.45.

                  (m) "Closing" shall have the meaning set forth in Section 2.5.

                  (n) "Closing Balance Sheet" shall mean the balance sheet of Seller as of the Closing Date, to be prepared pursuant to Section 2.6(b).

                  (o) "Closing Date" shall have the meaning set forth in Section 2.5.

                  (p) "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

                  (q) "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  (r) "Collateral Agreements" shall have the meaning set forth in Section 2.5.

                  (s) "Conflict" means any event that would constitute a conflict, breach, violation or default (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit.

                  (t) "Continuing Employees" shall have the meaning set forth in
Section 5.9.

                  (u) "Contract" means any mortgage, indenture, lease (including the Lease Agreements), sublease, contract, covenant or other agreement, instrument or commitment, permit, concession, franchise or license.

                  (v) "Custom Products" means (i) those products of Seller listed on Schedule 1.1(v), which have been created or customized by Seller pursuant to specifications developed by or in collaboration with its customers and Distributors; (ii) those products under development by Seller listed on
Schedule 1.1(v), which are being created or customized by Seller pursuant to specifications developed by or in collaboration with its customers and Distributors; and (iii) all documentation and training materials with respect to any of the items identified in clauses (i) and (ii) herein

                  (w) "Derivative Work" has the meaning ascribed to it under the United States Copyright Law, Title 17 U.S.C. Sec. 101 et. seq., as the same may be amended from time to time.

                  (x) "Designated Amount" means $25,000.

                  (y) "Designated Employees" means those employees of Seller listed on Schedule 1.1(y) hereto.

                  (z) "Discontinued Product" means any product that has been sold by Seller which either (i) is listed on the "excess and obsolete" list kept by Seller as part of its Books and Records, or (ii) has not been shipped by Seller for commercial sale during the eighteen (18) months immediately preceding the date of this Agreement, including, without limitation, the products listed on Schedule 1.1(z).

                  (aa) "Distributor" shall have the meaning set forth in Section 3.12.

                  (bb) "DOL" shall mean the Department of Labor.

                  (cc) "Dollar Value" shall mean (i) if the Net Asset Balance on the Preliminary Closing Balance Sheet exceeds the Net Asset Balance on the Reference Balance Sheet, the sum of $13,650,000 and the Dollar Value Adjustment and (ii) if the Net Asset Balance on the Preliminary

Closing Balance Sheet is less than the Net Asset Balance on the Reference Balance Sheet, the difference between $13,650,000 and the Dollar Value Adjustment.

                  (dd) "Dollar Value Adjustment" shall mean the magnitude of the difference between the Net Asset Balance on the Preliminary Closing Balance Sheet and the Net Asset Balance on the Reference Balance Sheet.

                  (ee) "Employee" shall mean any current or former or retired employee, consultant or director of Seller or any ERISA Affiliate.

                  (ff) "Employee Plan" means any plan, program, policy, practice, contract, agreement or other material arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including, without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA, which is or has been maintained, contributed to, or required to be contributed to, by Seller for the benefit of any Designated Employee, or with respect to which Seller or any ERISA Affiliate has or may have any liability or obligation.

                  (gg) "Employment Agreement" means each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or other agreement, contract or understanding between Seller or any affiliate and any Employee.

                  (hh) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  (ii) "ERISA Affiliate" for purposes of Section 3.22 only shall mean any other person or entity under common control with Seller within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

                  (jj) "Excluded Assets" shall mean (A) all cash and cash equivalents of Seller as of the Closing, (B) all rights of Seller under this Agreement and the Collateral Agreements, (C) the insurance policies of Seller listed on Schedule 1.1(jj) and all rights of Seller thereunder including an aggregate of $305,529.69 of prepaid expenses associated therewith which are reflected on the Seller Balance Sheet or Seller's Books and Records, (D) any security deposit relating to the Lease Agreements paid prior to the date of this Agreement and set forth on Schedule 1.1(jj), (E) an aggregate of $60,000 of retainers paid by Seller prior to the date of this Agreement to provide legal counsel for its directors and Employees which are reflected on the Seller Balance Sheet, (F) the leasehold interests represented by the Lease Agreements,
(G) accounts receivable of Seller included in accounts 1100-120 (A/R Miscellaneous), 1100-130 (Travel Advances) and 1100-135 (Loan Fund) on the Seller Balance Sheet or Seller's Books and Records to the extent such accounts receivable have been included therein in conformity with GAAP applied on a basis consistent with the Reference Balance Sheet, (H) prepaid building rent and prepaid employee insurance expenses of Seller included in account 1300-100 (Prepaid Expenses) on the Seller Balance Sheet or Seller's Books and Records to the extent such prepaid expenses have been included therein in conformity with GAAP applied on a basis consistent with the Reference Balance Sheet, (I) any improvements, additions or alterations located in, on or about the Leased Real Property constructed by or on behalf of Seller or the owners or lessor of such Leased Real Property and any accumulated depreciation thereon included in accounts 1500-400 (Leasehold Improvements), 1510-400 (Accum Deprec - Leasehold Improvements) and 1520-400 (Leasehold Improvements), respectively, on the Seller Balance Sheet or Seller's Books and Records to the extent such improvements, additions or alterations or accumulated depreciation thereon have been included therein in conformity with GAAP applied on a basis consistent with the Reference Balance Sheet, and
(J) deposits of Seller included in account 1600-100 (Deposits) on the Seller Balance Sheet or Seller's Books and Records to the extent such deposits have been included therein in conformity with GAAP applied on a basis consistent with the Reference Balance Sheet.

                  (kk) "Excluded Contracts" shall mean the Contracts listed on
Schedule 1.1(kk).

                  (ll) "Excluded Liabilities" shall have the meaning set forth in Section 2.3.

                  (mm) "FMLA" means the Family Medical Leave Act of 1993, as amended.

                  (nn) "GAAP" means United States generally accepted accounting principles as of the date hereof.

                  (oo) "Governmental Entity" means any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission.

                  (pp) "Indemnified Parties" shall have the meaning set forth in
Section 7.2.

                  (qq) "Indemnifying Party" shall have the meaning set forth in
Section 7.3.

                  (rr) "Independent Accounting Firm" shall have the meaning set forth in Section 2.6(b)(ii).

                  (ss) "Intellectual Property Rights" means any or all of the following and all statutory and/or common law rights throughout the world in, arising out of, or associated therewith: (i) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (collectively, "Patents"); (ii) all rights in inventions (whether patentable or not but which are not the subject of patents), invention disclosures and improvements, all trade secrets, proprietary information, know how and technology, in each case that derives independent economic value from not being generally known (collectively, "Trade Secrets"); (iii) all works of authorship, copyrights, mask works, copyright and mask work registrations and applications (collectively, "Copyrights"); (iv) all trade names, logos, trademarks and service marks, trademark and service mark registrations and applications (collectively, "Trademarks") and all goodwill associated with any Trademark to the extent such goodwill is protectable under any applicable trademark laws or regulations; (v) all rights in databases and data collections (including knowledge databases, customer lists and customer databases); (vi) all rights in

Software and documentation; (vii) rights to Uniform Resource Locators, Web site addresses and domain names; and (viii) any similar, corresponding or equivalent rights to any of the foregoing.

                  (tt) "International Employee Plan" means each Employee Plan that has been adopted or maintained by Seller or any ERISA Affiliate, whether informally or formally, or with respect to which Seller or any ERISA Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States.

                  (uu) "IRS" shall mean the Internal Revenue Service.

                  (vv) "Key Employee" shall have the meaning set forth in
Schedule 1.1(vv).

                  (ww) "Knowledge" shall mean the actual knowledge of a Person's officers and directors, in each case after a reasonably comprehensive inquiry by such officers and directors into the accuracy of the representation that is so qualified and a reasonably diligent review of the documents and other materials in such Person's possession or control.

                  (xx) "Leased Real Property" shall have the meaning set forth in Section 3.10.

                  (yy) "Liability Amounts" shall mean the U.S. dollar value of
(i) all liabilities (other than Assumed Liabilities) owed by Seller to or claimed by each Seller Creditor, and (ii) all costs, expenses, working capital requirements and other amounts necessary to operate the Seller between the date of this Agreement and the date upon which the Liquidation is completed, including, without limitation, all wind-down costs, fees of accountants, attorneys and other service providers and all amounts payable to the SEC.

                  (zz) "Lien" means, with respect to any asset or right, any mortgage, lien, pledge, charge, security interest, claim, equity encumbrance, restriction on transfer, conditional sale or other title retention device or arrangement (including, without limitation, a capital lease), transfer for the purpose of subjection to the payment of any indebtedness, restriction on the creation of any of the foregoing, or encumbrance of any kind whatsoever, whether relating to such asset or right or profits therefrom.

                  (aaa) "Loan Facility Indebtedness" shall mean the aggregate principal and interest amount of indebtedness incurred under the Loan Facility and assumed by Buyer pursuant to the Assignment and Assumption Agreement minus $1,353,862.

                  (bbb) "Loss" and "Losses" shall have the meanings set forth in
Section 7.2.

                  (ccc) "Memorandum of Understanding" shall mean that certain Memorandum of Understanding dated October 3, 2002 by and among Seller and the law firms representing the lead plaintiffs in Rasner v. Vari-L Company, Inc., Civ. No. 00-S-1181, D. Colo.

                  (ddd) "Multiemployer Plan" means any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA.

                  (eee) "Net Asset Balance" shall mean the excess of the aggregate amount of assets designated as "included" over the aggregate amount of liabilities designated as "included" as shown on the Reference Balance Sheet, the Preliminary Closing Balance Sheet or the Closing Balance Sheet, as applicable.

                  (fff) "Object Code" means computer software, substantially or entirely in binary form, which is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly.

                  (ggg) "Offer Letter" shall have the meaning set forth in
Section 5.9.

                  (hhh) "Payable" shall mean any trade account payable incurred by Seller in the ordinary course of the Business and included in accounts 2001-100 (Accounts payable-trade), 2001-101 (Commissions Payable), 2001-102 (Accounts Payable Adjustment), 2001-103 (Unvouchered Payables), and 2001-233 (Sales & Use Tax Payable) on the Seller Balance Sheet or Seller's Books and Records to the extent such trade account payable has been included therein in conformity with GAAP applied on a basis consistent with the Reference Balance Sheet; provided, however, that the term "Payable" shall not include any and all fees and expenses incurred by Seller in connection with this Agreement and the transactions contemplated hereby.

                  (iii) "Pension Plan" means each Seller Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

                  (jjj) "Person" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group of any of the foregoing.

                  (kkk) "Preliminary Closing Balance Sheet" shall have the meaning set forth in Section 2.6(a).

                  (lll) "Products" means those products that have been shipped by Seller for commercial sale during the eighteen (18) months immediately preceding the date of this Agreement (or between the date of this Agreement and the Closing Date), including: (i) those Custom Products and other products listed on Schedule 1.1(lll); (ii) those products under development by Seller listed on Schedule 1.1(lll); (iii) Software embedded in any product identified in clauses (i) or (ii); and (iv) designs, packaging, displays, documentation and training materials with respect to any of the items identified in clauses (i) and (ii). Products do not include any Discontinued Products.

                  (mmm) "PTO" means the United States Patent and Trademark
Office.

                  (nnn) "Real Property Subleases" shall mean those certain agreements with respect to each of the Lease Agreements in substantially the form attached hereto as Exhibit D executed and delivered by Buyer and Seller on the date of this Agreement, effective upon the Closing and pursuant to which Buyer shall agree to sublease Seller's current office space at the current rental rates set forth therein until June 30, 2003.

                  (ooo) "Reference Balance Sheet" shall mean the unaudited balance sheet of Seller as of September 30, 2002, a copy of which is set forth in Schedule 1.1(ooo).

                  (ppp) "Registered Intellectual Property" means all United States, international and foreign: (i) Patents and Patent applications (including provisional applications); (ii) registered Trademarks and applications for Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (iii) registered Copyrights and applications for Copyrights; (iv) domain name registrations; and (v) any other Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued, filed with or recorded by any Governmental Entity.

                  (qqq) "Seller Creditors" shall mean all creditors of Seller or other persons having outstanding or anticipated claims against Seller.

                  (rrr) "Seller's Retained Environmental Liabilities" means any liability, obligation, judgment, penalty, fine, cost or expense, (including reasonable attorneys' fees and environmental consultant costs) of any kind or nature, or the duty to indemnify, defend or reimburse any Person with respect to: (i) the presence on or before the Closing Date of any Hazardous Material in the soil, groundwater, surface water, air or building materials of any Business Facility, or Known to be migrating to a Business Facility as of the Closing Date ("Pre-Existing Contamination"); (ii) the migration at any time prior to or after the Closing Date of Pre-Existing Contamination to any other real property, or the soil, groundwater, surface water, air or building materials thereof; (iii) the exposure of any Person to Pre-Existing Contamination or to Hazardous Materials in the course of or as a consequence of any activities of the Business or the business of the Seller's former subsidiaries, without regard to whether any health effect of the exposure has been manifested as of the Closing Date;
(iv) the violation of any Environmental Laws by the Seller or Seller's former subsidiaries or their agents, employees, predecessors in interest, contractors, invitees or licensees prior to the Closing Date or in connection with the operation of the Business or the business of the Seller's former subsidiaries prior to the Closing Date; (vi) any actions or proceedings brought or threatened by any third party with respect to any of the foregoing; and (viii) any of the foregoing to the extent they continue after the Closing Date.

                  (sss) "Seller Stock Plans" shall mean the Amended and Restated Tandem Stock Option and Stock Appreciation Rights Plan of Seller and the Stock Grant Plan of Seller, each effective as of January 1, 2002, and the Employee Stock Purchase Plan of Seller, effective as of November 30, 2001.

                  (ttt) "Software" means any and all computer software and code, including assemblers, applets, compilers, Source Code, Object Code, data (including image and sound data), development tools, design tools and user interfaces, in any form or format, however fixed. Software shall include Source Code listings and documentation.

                  (uuu) "Source Code" means computer software code, which may be printed out or displayed in human readable form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

                  (vvv) "Specifications" means, with respect to any Custom Product, the specifications for the Custom Product that are or were provided to Seller by the customer for that Custom Product.

                  (www) "Stock Consideration" means that number of shares (rounded to the nearest whole number) of Parent's common stock equal to (i) the product of (A) the difference between (x) the Dollar Value and (y) the Loan Facility Indebtedness and (B) 0.55 divided by (ii) $1.44.

                  (xxx) "Tangible Assets" means the tangible assets (including Products (but with respect to Custom Products, solely to the extent such tangible assets are owned by Seller) and Technology and excluding the leasehold interests represented by the Lease Agreements) included with the Acquired Assets, including the tangible assets listed on Schedule 1.1(xxx).

                  (yyy) "Tax" and "Taxes" shall have the meanings set forth in
Section 3.16(a).

                  (zzz) "Technology" means all tangible copies and embodiments in any media of technology, technical and business information and Intellectual Property Rights, including all tangible embodiments of, or materials describing or disclosing, technical or business data, concepts, all know-how, show-how, techniques, Trade Secrets, inventions (whether patentable or unpatentable), algorithms, formulae, processes, routines, databases or works of authorship.

                  (aaaa) "Third Party Technology" means any Technology or Intellectual Property Rights of a third party or in the public domain, including open source, public source or freeware Technology or any modification or Derivative Work thereof, incorporated into, integrated or bundled with any Technology or Intellectual Property Rights that has been used or otherwise exploited by Seller for or in connection with the Acquired Assets.

                  (bbbb) "Transferred Contracts" means those Contracts listed on
Schedule 1.1(bbbb) and all Supplemental Transferred Contracts (as defined in
Section 5.28).

                  (cccc) "Transferred Intellectual Property Rights" means (i) all Intellectual Property Rights owned by Seller that are (A) embodied by, or which would be infringed by the making, using, offering for sale, selling, importing, copying, modifying, distributing or other exploitation of, the Products or the Transferred Technology or (B) used in the operation of the Business as currently conducted by Seller; (ii) the Transferred Trademarks; and
(iii) Intellectual Property Rights owned by Seller that are necessary for the operation of the Business by Buyer after the Closing.

                  (dddd) "Transferred Technology" means all Technology owned by Seller, including (i) the Technology constituting the Products, solely to the extent owned by Seller; (ii) any Technology constituting the Web Content; and
(iii) any other Technology listed on Schedule 1.1(dddd). To the extent that any Software constitutes Transferred Technology, all versions and releases of such Software, in both Source Code and Object Code form, shall be included as Transferred Technology.

                  (eeee) "Transferred Trademarks" means all registered and common law Trademarks of Seller in any jurisdiction in the world, including the Product names and the Trademarks listed on Schedule 1.1(eeee).

                  (ffff) "Warranty Reserve" shall mean the warranty reserve accrued by Seller included in account 2001-275 (Warranty Reserve) on the Seller Balance Sheet or Seller's Books and Records to the extent such warranty reserve has been included therein in conformity with GAAP applied on a basis consistent with the Reference Balance Sheet.

                  (gggg) "Web Content" means all content solely owned by Seller related to the Products displayed or available on Seller's world wide web site located at Uniform Resource Locator http://www.vari-l.com, including the content and materials listed on Schedule 1.1(gggg), but not including any Technology or other embodiments of Intellectual Property Rights of any third party incorporated or otherwise included in such content or materials.

         1.2 Construction.

                  (a) For purposes of this Agreement, whenever the context requires: the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders.

                  (b) Any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement.

                  (c) As used in this Agreement, the words "include" and "including" and variations thereof will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words "without limitation."

                  (d) Except as otherwise indicated, all references in this Agreement to "Articles," "Schedules," "Sections" and "Exhibits" are intended to refer to Articles, Schedules, Sections and Exhibits to this Agreement.

                  (e) The headings in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement, and will not be referred to in connection with the construction or interpretation of this Agreement.

                                    ARTICLE 2

                                PURCHASE AND SALE

         2.1 Purchase and Sale of Assets. On the Closing Date and subject to the terms and conditions set forth in this Agreement, Seller shall cause to be sold, assigned, transferred, conveyed and delivered to Buyer good and valid title to the Acquired Assets (as defined below), free and clear of any Liens, on the terms and subject to the conditions set forth in this Agreement. For purposes of this Agreement, the term "Acquired Assets" shall mean and include all of the properties, rights, interests and other tangible and intangible assets (wherever located and whether or not required to be reflected on a balance sheet prepared in accordance with
GAAP), including any such assets acquired by Seller between the date hereof and the Closing, that constitute or that are used in or needed for the conduct of the Business (as defined herein) as of the date of this Agreement or as of the Closing Date; provided, however, that the Acquired Assets shall not include any Excluded Assets. Without limiting the generality of the foregoing, the Acquired Assets shall include, but not be limited to, the following (to the extent not included in the Excluded Assets):

                  (a) the Tangible Assets of Seller, including all tangible personal property and equipment owned or leased by Seller (and including any equipment that may be installed or affixed to the Leased Real Property);

                  (b) the Transferred Intellectual Property Rights (other than the Transferred Trademarks);

                  (c) the Transferred Trademarks and all goodwill appurtenant thereto;

                  (d) the Transferred Technology;

                  (e) all rights of Seller under the Transferred Contracts;

                  (f) the Books and Records;

                  (g) all supplies, packaging materials, brochures, user manuals, graphics, and artwork (in each case, in paper and electronic format) and UPC codes relating to the Products (but with respect to the Custom Products, only to the extent such items are owned by Seller);

                  (h) all Web Content;

                  (i) any other assets, tangible or intangible, or rights of Seller;

                  (j) to the extent assignable under any applicable laws, all rights to recover past, present and future damages for the breach, infringement or misappropriation, as the case may be, of any of the foregoing, and all claims and causes of action against third parties related to the Business;

                  (k) all goodwill associated with the Acquired Assets or the Business;

                  (l) all accounts receivable of, and securities, notes and other evidences of indebtedness owing to, the Seller existing as of the Closing Date;

                  (m) the corporate name "Vari-L Company, Inc." and all rights thereto and goodwill associated therewith; and

                  (n) all prepaid rentals, prepaid expenses, claims, deposits, refunds, rights of recovery or setoff, rights of recoupment, franchises, permits, licenses, orders, registrations, certificates and variances obtained by the Company from Governmental Entities or other third parties.

         2.2 Assumed Liabilities.

                  (a) At the Closing, Buyer will assume and Parent hereby unconditionally guarantees the performance and fulfillment of Buyer with respect to the following, and only the following, obligations of Seller (collectively, the "Assumed Liabilities"), by delivering to Seller the Assignment and Assumption Agreement, duly executed by Buyer:

                           (i) Obligations under the Transferred Contracts. The
obligations of Seller under the Transferred Contracts, in each case solely to the extent such obligations arise from and after the Closing Date;

                           (ii) Certain Product Liabilities. Liabilities of
Seller for any warranty claims, product liability claims and intellectual property infringement claims resulting from the manufacture, use or sale of the Products by Seller prior to the Closing Date; provided, however, that Buyer shall not be deemed hereby to have assumed any environmental liability, including any liability related to any matter described in Section 3.23 hereof; and provided, further, that Buyer shall not assume any liability arising from the manufacture, use or sale by Seller of any Discontinued Product;

                           (iii) Outstanding Bridge Debt. The repayment
obligations of Seller with respect to any principal and interest amounts owed to Parent pursuant to that certain Loan Agreement dated October 7, 2002, by and between Parent and Seller (the "Loan Facility") which remain outstanding as of the Closing Date; and

                           (iv) Certain Additional Liabilities. Any Payables,
Accrued Vacation Pay or Warranty Reserve outstanding on the Closing Date.

                  (b) Notwithstanding anything to the contrary contained in subsection (a) above, the assumption by Buyer of the Assumed Liabilities shall in no way relieve Seller of any duty under Article 7 hereof to indemnify any Indemnified Party for any Loss arising from a breach of any representation, warranty or covenant of Seller contained in this Agreement or any instrument or certificate delivered pursuant hereto.

         2.3 Excluded Liabilities. Except for the Assumed Liabilities specifically set forth in Section 2.2 above, Buyer shall not assume or otherwise become responsible for, and the Assumed Liabilities expressly exclude, any debt, liability, duty or obligation, whether known or unknown, fixed or contingent, of Seller including any Benefits Liabilities and liabilities or obligations related to the Acquired Assets or the Business which are outstanding or unpaid as of the date hereof (the "Excluded Liabilities"). Without limiting the foregoing, the term "Excluded Liabilities" shall include all liabilities, including any liabilities for Taxes, arising from or related to: (i) Seller's operations, whenever arising or incurred, or Seller's ownership of the Products and Acquired Assets through the Closing Date; (ii) Seller's termination of any Contracts relating to the Business or otherwise; (iii) any Designated Employee hired by Buyer that accrues or arises as of or prior to the Closing Date (other than Accrued Vacation Pay and the obligations of Parent pursuant to Parent's written offers of employment referenced in Section 5.9), or any of Seller's other agents, consultants, independent contractors, employees or former employees, whenever arising, in each case including WARN Act, change of control, workers' compensation, severance, salary, bonuses, COBRA benefits or other benefits or payments due under any Employee Plan, whether or not any such employees shall accept employment with Buyer in connection with the transactions contemplated hereby;
(iv) any Benefits Liabilities; (v) any litigation matter or threat thereof arising on or prior to the Closing Date involving Seller and any current or former customer, lessor, shareholder, officer, employee, consultant, director or affiliate thereof, including Rasner v. Vari-L Company, Inc., Civ. No. 00-S-1181,
D. Colo., and all claims, disputes and causes of action among Seller and Joseph
H. Kiser, JC Enterprises, David G. Sherman, Jon C. Clark and Derek L. Bailey,
(vi) any indemnification obligation of Seller to any affiliate or third party (other than indemnification obligations set forth in the Transferred Contracts),
(vii) any real estate lease or equipment lease, including the Lease Agreements, other than as contemplated under the Real Property Subleases, (viii) Seller's Retained Environmental Liabilities, (ix) any guaranty or insurance policy of any type, including any life or health insurance or key man insurance policies on Joseph Kiser or any other Person, (x) any sales, use and other transfer taxes, including any taxes arising from the transactions contemplated hereby (except as otherwise provided in Section 2.8 hereof), (xi) any and all fees and expenses incurred by Seller in connection with this Agreement and the transactions contemplated hereby, (xii) any Tax liabilities incurred by Seller prior to the Closing, (xiii) the Asvan Payment (as defined in Section 5.27 hereof), or (xiv) the shareholder derivative action (Case No. 00-CV-6001) filed, purportedly on behalf of the Seller, in District Court, City and County of Denver against Joseph Kiser, David Sherman, Jon Clark, Derek Bailey, Sarah Booher, David Lisowski, Anthony Petrelli, Jae Shim and the Seller, the appeal filed by the derivative plaintiff with the Colorado Court of Appeals with respect to same (Case No. 02-CA-1901) or any related proceeding.

         2.4 Consideration. As consideration for the sale of the Acquired Assets to the Buyer, in addition to the assumption by Buyer of the Assumed Liabilities, Parent and Buyer shall deliver the following items at the Closing (collectively, the "Purchase Price"):

                  (a) Stock Consideration. At the Closing, Parent and Buyer shall cause to be issued to Seller one or more duly authorized and issued certificates representing (in the aggregate) the number of whole shares of Parent's common stock equal to the Stock Consideration; and

                  (b) Cash Consideration. At the Closing, Parent and Buyer shall cause to be paid to Seller the Cash Consideration.

         Notwithstanding any provision of this Agreement to the contrary, in no case shall the number of shares of Parent common stock comprising the Stock Consideration exceed the number of shares of Parent common stock that constitutes 19.9% of the outstanding common stock of Parent as measured immediately prior to the Closing. In the event that the Stock Consideration otherwise issuable hereunder would violate the prohibition contained in the immediately preceding sentence, then at the Closing, notwithstanding any provision of this Agreement to the contrary, (A) the number of shares of Parent common stock constituting the Stock Consideration shall be reduced to an amount equal to 19.9% of the outstanding common stock of Parent as measured immediately prior to the Closing, and (B) the Cash Consideration shall be increased by an amount of cash equal to (x) the number of shares of Parent common stock by which the Stock Consideration has been so reduced multiplied by
(y) $1.44.

         2.5 Closing.

                  (a) The closing of the transactions contemplated by this Agreement and the Collateral Agreements (the "Closing") will take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, in Palo Alto, California commencing at 10:00 a.m., local time, three (3) business days following the satisfaction or written waiver of the last of the conditions of Closing as set forth in Article 6 hereof, or on such other date as the parties may mutually determine (the "Closing Date").

                  (b) At the Closing, without limiting any of the conditions to Closing contained in Article 6:

                            (i) the Seller and the Buyer shall each execute and
deliver the Assignment and Assumption Agreement;

                            (ii) the Seller shall execute and deliver to the
Buyer the Bill of Sale;

                            (iii) the Seller shall execute and deliver or cause
to be executed and delivered to the Buyer (A) written assignments of the Transferred Intellectual Property Rights in forms reasonably acceptable to Buyer and otherwise suitable for filing in all relevant jurisdictions, (B) such other good and sufficient instruments of conveyance, assignment and transfer, in form and substance reasonably acceptable to Buyer's counsel, as Buyer may reasonably request in order to effectively vest in Buyer good and valid title in and to the Acquired Assets, and (C) the Real Property Subleases (collectively with the Support Agreements, the Assignment and Assumption Agreement and the Bill of Sale, the "Collateral Agreements");

                            (iv) the Seller shall deliver to Buyer or Buyer's
designee, at such location as Buyer may specify, the Tangible Assets and the Technology included in the Acquired Assets (without limiting the foregoing, all Software included in the Acquired Assets shall be delivered electronically at Buyer's request);

                            (v) the Buyer shall pay the Seller the Cash
Consideration;

                            (vi) the Buyer and Parent shall cause to be issued
to the Seller the Stock Consideration; and

                            (vii) the Seller shall deliver to the Buyer any and
all certificates required to be delivered pursuant to Article 6, to the extent not previously delivered.

         2.6 Adjustment of Purchase Price. The Purchase Price shall be subject to adjustment as specified in this Section 2.6:

                  (a) Preliminary Closing Balance Sheet. As promptly as practicable following the fifth business day after the last day of the calendar month preceding the month in which the Closing is expected to occur (the "Preceding Month"), and, provided that the anticipated Closing date is at least five (5) business days after the last day of the Preceding Month, not less than five business days prior to the anticipated Closing Date, Seller shall deliver to Buyer a balance sheet that fairly presents the financial position of Seller as of the last day of the calendar month preceding the month in which the Closing is expected to occur in conformity with GAAP applied on a basis consistent with the preparation of the Reference Balance Sheet and includes designations of "included" and "excluded" assets and liabilities on a basis consistent with the designations set forth in the Reference Balance Sheet. Such balance sheet as of the last day of the calendar month preceding the month in which the Closing actually occurs shall be the "Preliminary Closing Balance Sheet."

                  (b) Closing Balance Sheet. Within fifteen business days following the Closing Date, Seller shall deliver to Buyer the Closing Balance Sheet. The Closing Balance Sheet shall fairly present the financial position of Seller at the Closing Date in conformity with GAAP applied on a basis consistent with the preparation of the Reference Balance Sheet and shall include designations of "included" and "excluded" assets and liabilities on a basis consistent with the designations set forth in the Reference Balance Sheet.

                  (c) Disputes. (i) Subject to clause (ii) of this Section 2.6(c), the Closing Balance Sheet delivered by Seller to Buyer shall be deemed to be and shall be conclusive, final and binding on the parties hereto.

                            (ii) Buyer may dispute any amounts reflected on the
Closing Balance Sheet to the extent the net effect of such disputed amounts in the aggregate would affect the Net Asset Balance reflected on the Closing Balance Sheet by more than the Designated Amount, but only on the basis that the amounts reflected on the Closing Balance Sheet were not arrived at in accordance with GAAP applied on a basis consistent with the preparation of the Reference Balance Sheet; provided, however, that Buyer shall have notified Seller in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within ten (10) business days of Seller's delivery of the Closing Balance Sheet to Buyer. In the event of such a dispute, Seller and Buyer shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be conclusive, final and binding on the parties hereto. If any such resolution by Buyer and Seller leaves in dispute amounts and/or designations the net effect of which in the aggregate would not affect the Net Asset Balance reflected on the Closing Balance Sheet by more than the Designated Amount, all such amounts and/or designations remaining in dispute shall then be deemed to have been resolved in favor of the Closing Balance Sheet delivered by Seller to Buyer. If Seller and Buyer are unable to reach a resolution with such effect within twenty
(20) business days after receipt by Seller of Buyer's written notice of dispute, Seller and Buyer shall submit the items and/or designations remaining in dispute for resolution to PricewaterhouseCoopers (or, if such firm shall decline or is unable to act or is not, at the time of such submission, independent of Seller and Buyer, to another independent accounting firm of international reputation mutually acceptable to Buyer and Seller) (either PricewaterhouseCoopers or such other accounting firm being referred to herein as the "Independent Accounting Firm"), which shall, within thirty (30) business days after such submission, provide a draft report to Buyer and

Seller that sets forth its determination of the disputed items and/or designations. Buyer and Seller shall have ten (10) business days to review and provide comments to the Independent Accounting Firm on the draft report, after which the Independent Accounting Firm shall provide to Buyer and Seller its final report setting forth its determination of the disputed items and/or designations, which report shall be conclusive, final and binding on the parties hereto. The fees and disbursements of the Independent Accounting Firm shall be allocated between Seller and Buyer in the same proportion that the aggregate amount of such remaining disputed items and/or designations so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items and/or designations so submitted.

                            (iii) In acting under this Agreement, the
Independent Accounting Firm shall be entitled to the privileges and immunities of arbitrators.

                            (iv) No adjustment to the Purchase Price pursuant to
Section 2.6(d) shall be made with respect to amounts and/or designations disputed by Buyer pursuant to this Section 2.6(c), unless the net effect of the amounts and/or designations successfully disputed by Buyer in the aggregate is to increase the Net Asset Balance reflected on the Closing Balance Sheet by at least the Designated Amount, in which case such adjustment shall be made in an amount equal to the Designated Amount plus any excess over the Designated Amount.

                  (d) Purchase Price Adjustment. The Closing Balance Sheet shall be deemed final for the purposes of this Section 2.6 upon the earlier of (A) the failure of Buyer to notify Seller of a dispute within ten (10) business days of Seller's delivery of the Closing Balance Sheet to Buyer, (B) the resolution of all disputes, pursuant to Section 2.6(c)(ii), by Buyer and Seller and (C) the resolution of all disputes, pursuant to Section 2.6(c)(ii), by the Independent Accounting Firm. Subject to the limitation set forth in Section 2.6(c)(iv), within three (3) business days of the Closing Balance Sheet being deemed final, a Purchase Price adjustment shall be made as follows:

                            (i) in the event that the Net Asset Balance
reflected on the Preliminary Closing Balance Sheet exceeds the Net Asset Balance reflected on the Closing Balance Sheet by at least the Designated Amount, then the Purchase Price shall be adjusted downward in an amount equal to the Designated Amount plus such excess over the Designated Amount, and the Seller shall, within three (3) business days of such determination, pay such amount to Buyer (i) in cash if such amount is not more than $100,000 or (ii) a combination of forty-five percent (45%) in cash and fifty-five percent (55%) in Parent's common stock (valued for such purpose at $1.44 per share) if such amount exceeds $100,000; and

                            (ii) in the event that the Net Asset Balance
reflected on the Closing Balance Sheet exceeds the Net Asset Balance reflected on the Preliminary Closing Balance Sheet by at least the Designated Amount, then the Purchase Price shall be adjusted upward in an amount equal to the Designated Amount plus such excess over the Designated Amount and Buyer shall, within three
(3) business days of such determination, pay the amount of such to Seller (i) in cash if such amount is not more than $100,000 or (ii) a combination of forty-five percent (45%) in cash and fifty-five percent (55%) in Parent's common stock (valued for such purpose at $1.44 per share) if such amount exceeds $100,000; provided that, in no event shall the number of shares of Parent's common stock issued pursuant to this Section 2.6(d)(ii), when aggregated with the Stock Consideration, exceed 19.9% of the number of shares of Parent's common stock issued and outstanding immediately prior to such issuance.

         2.7 Allocation of Consideration. Within a reasonable period after the Closing, Buyer shall deliver to Seller a statement setting forth Buyer's determination of the manner in which the consideration referred to in Section
2.4 (and any other amount required for federal income tax purposes to be included in the determination of the purchase price) is to be allocated among the Acquired Assets (the "Allocation"). The Allocation shall be consistent with the provisions of Section 1060 of the Code and the Treasury Regulations thereunder. The Allocation shall be subject to review and approval by Seller, which approval shall not be unreasonably withheld. The Allocation prescribed by such statement shall be conclusive and binding upon the parties for all purposes (including IRS Form 8594). Seller shall not file any Tax return or other document with, or make any statement or declaration to, any Governmental Entity that is inconsistent with the Allocation.

         2.8 Transfer Taxes. Buyer and Seller shall each be responsible for fifty percent (50%) of the aggregate amount of any sales, use, excise or similar transfer Taxes that may be payable in connection with the sale or purchase of the Acquired Assets hereunder; provided, however, that in no event shall Buyer's aggregate liability pursuant to this Section exceed $100,000. The parties hereto shall cooperate with each other and use their reasonable best efforts to minimize the transfer Taxes attributable to the sale of the Acquired Assets.

         2.9 Further Assurances; Post-Closing Cooperation.

                  (a) At any time or from time to time after the Closing, at Buyer's request and without any further consideration, Seller shall: (i) execute and deliver to Buyer such other instruments of sale, transfer, conveyance, assignment and confirmation; (ii) provide such materials and information; and
(iii) take such other actions, as Buyer may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to Buyer, to confirm Buyer's title to, all of the Acquired Assets, and, to the full extent permitted by law, to put Buyer in actual possession and operating control of the Acquired Assets and to assist Buyer in exercising all rights with respect thereto, and otherwise to cause Seller to fulfill its obligations under this Agreement and the Collateral Agreements.

                  (b) Effective on the Closing Date, Seller hereby constitutes and appoints Buyer the true and lawful attorney of Seller, with full power of substitution, in the name of Seller, but on behalf of and for the benefit of
Buyer: (i) to demand and receive from time to time any and all of the Acquired Assets and to make endorsements and give receipts and releases for and in respect of the same and any part thereof; (ii) to institute, prosecute, compromise and settle any and all actions, suits, proceedings, arbitrations, or governmental or regulatory investigations or audits ("Actions or Proceedings") that Buyer may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Acquired Assets; (iii) to defend or compromise any or all Actions or Proceedings in respect of any of the Acquired Assets; and (iv) to do all such acts and things in relation to the matters set forth in the preceding clauses (i) through (iii) as Buyer shall deem desirable. Seller hereby acknowledges that the power of attorney hereby granted is coupled with an interest and is not and shall not be revocable by Seller in any manner or for any reason and shall survive Seller's insolvency, liquidation or dissolution.

                                    ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Except as disclosed in the disclosure schedule delivered to Buyer on the date hereof (the "Seller Disclosure Schedule") which disclosure shall provide an exception to or otherwise qualify the representations and warranties of Seller specifically referenced in such disclosure, as well as such other representations and warranties of Seller set forth herein where the applicability of such disclosure is reasonably apparent on its face, Seller hereby represents and warrants to Parent and Buyer as of the date of this Agreement and as of the Closing Date, as though made on the Closing Date, as follows:

         3.1 Organization of Seller; Books and Records.

                  (a) Seller has no subsidiaries.

                  (b) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and
(iii) to perform its obligations under all Contracts by which it is bound.

                  (c) Seller is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification except where the failure to so qualify would not have a Material Adverse Effect on Seller. As used in this Agreement, "Material Adverse Effect on Seller" shall mean any change, effect or circumstance of or relating to Seller, the Business or the Acquired Assets that (i) has been or is reasonably likely to be materially adverse to the business, assets (including intangible assets), liabilities, condition (financial or other) or results of operations of the Seller, the Business or the Acquired Assets, taken as a whole, or (ii) would reasonably be expected to prevent the consummation of the transactions contemplated hereby, provided, however, that none of the following shall be deemed (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect on Seller: (i) any failure on the part of Seller to meet, or any revision by Seller to, estimates, predictions, projections or forecasts (but not the underlying causes of such failure or revision), (ii) any adverse change demonstrated by Seller to be directly caused by (A) the pendency of the transactions contemplated by this Agreement, the Loan Facility or the shared services agreement to be negotiated and entered into by the parties (including any litigation, loss of employees, cancellation of or delay in customer orders, reduction in revenue or net income or disruption of business relationships demonstrated by Seller to be directly so caused); (B) conditions generally affecting the radio frequency and microwave components manufacturing industry, the United States economy or financial markets or any foreign economy or financial markets in any location where Seller has material operations or sales, which conditions do not uniquely or disproportionately affect Seller; (C) the fact (in and of itself) that Seller has taken any action which was previously approved or consented to by Parent and/or Buyer in writing; or (D) any material breach of this Agreement (or any other agreement between Seller and Parent or Buyer) by Parent or Buyer; or (iii) a reduction in the trading price or volume of Seller's common stock.

                  (d) Seller has delivered or made available to Buyer a true and correct copy of the articles of incorporation and bylaws of Seller and similar governing instruments, each as amended to date (collectively, the "Seller Charter Documents"), and each such instrument is in full force and effect. Seller is not in violation of any of the provisions of Seller Charter Documents. Seller has delivered or made available to Buyer all proposed or considered amendments to the Seller Charter Documents.

                  (e) Seller has delivered or made available to Buyer accurate and complete copies of the final minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders and board of directors of Seller and all committees thereof. There have been no meetings or other proceedings of the stockholders or boards of directors of Seller or any committee thereof that are not fully reflected in such final minutes or other records. Except as disclosed on Section 3.1 of the Seller Disclosure Schedule, the Books and Records, including the books of account, stock records, minute books and other records of Seller, are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with sound and prudent business practices and, to the extent applicable, the requirements of Section 13(b)(2) of the Exchange Act, including the maintenance of an adequate system of internal controls.

         3.2 Authority. Seller has all requisite corporate power and authority to enter into this Agreement and the Collateral Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Collateral Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller, and, except for approval by the stockholders of Seller, no further action is required on the part of Seller or any of its stockholders to authorize the Agreement and the Collateral Agreements and the transactions contemplated hereby. A vote of the holders of a majority of the outstanding shares of Seller's common stock is sufficient for Seller's stockholders to approve and adopt this Agreement and approve the transactions contemplated hereby, the Name Change (as defined in Section 5.24) and the Liquidation (as defined in Section 5.16(a)). This Agreement and the Collateral Agreements and the transactions contemplated hereby and thereby have been unanimously approved by the Board of Directors of Seller. This Agreement and the Support Agreements have been, and the other Collateral Agreements when executed and delivered will be, duly executed and delivered by Seller and, assuming the due authorization and delivery by Parent and Buyer (as applicable) constitute (in the case of this Agreement and the Support Agreements) or will constitute (in the case of the other Collateral Agreements) valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or to other equitable remedies.

         3.3 No Conflict. The execution and delivery of this Agreement by Seller does not, and the execution and delivery of the Collateral Agreements by Seller and the performance of this Agreement and the Collateral Agreements by Seller will not, (i) Conflict with or violate the Seller Charter Documents, (ii) subject to obtaining the approval and adoption of this Agreement by Seller's stockholders as contemplated in Section 5.16, Conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Seller or by which Seller or any of its assets or properties is bound or affected, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair Seller's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material Lien on any of the material properties or assets of Seller pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease (including the Lease Agreements), license, permit, franchise, concession, or other instrument or obligation to which Seller is a party or by which Seller or its assets or properties are bound or affected.

         3.4 SEC Filings; Seller Financial Statements.

                  (a) Seller has made available to Parent and Buyer (through reference to documents filed by EDGAR or otherwise) accurate and complete copies of all reports or registration statements filed by it with the U.S. Securities and Exchange Commission ("SEC") on or after September 26, 2001, all in the form so filed (as amended to date, the "Seller SEC Reports"). As of their respective filing dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the filing date of such amending or superseding filing), the Seller SEC Reports (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Seller SEC Reports and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by a Seller SEC Report filed prior to the date of this Agreement (a "Prior Seller SEC Report").

                  (b) Each of the financial statements (including, in each case, any related notes thereto) contained in Seller SEC Reports (the "Seller Financials"), including each Seller SEC Report filed after the date hereof until the Closing, as of their respective filing dates, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented the financial position of Seller as at the respective dates thereof and the results of Seller's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of Seller contained in Seller's Form 10-Q for the quarter ended September 30, 2002 as filed with the SEC is hereinafter referred to as the "Seller Balance Sheet."

                  (c) Except as disclosed in the Seller Balance Sheet, Seller has no liabilities (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of Seller taken as a whole, except for liabilities incurred since the date of Seller Balance Sheet in the ordinary course of business consistent with past practices that are not, individually or in the aggregate, material to Seller and liabilities incurred pursuant to this Agreement.

                  (d) Seller has heretofore furnished to Buyer a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Seller with the SEC pursuant to the Securities Act or the Exchange Act.

         3.5 Transferred Contracts. As of the date hereof, except for Excluded Contracts, the Contracts listed on Schedule 1.1(bbbb) are all of the Contracts between Seller and any third party. Except for copies of purchase orders entered into by Seller in the ordinary course of business and consistent with past practices that have not been provided to Buyer, true and complete copies of all Contracts listed on Schedule 1.1(bbbb) (including all amendments, schedules and exhibits thereto) have been delivered to Buyer. Each Transferred Contract or Lease Agreement is in full force and effect and Seller is not in breach thereof, nor to Seller's Knowledge is any party obligated to Seller pursuant to any such Transferred Contract or Lease Agreement in breach thereof. Seller has neither breached, violated nor defaulted under, nor received notice that Seller has breached, violated or defaulted under, any of the terms or conditions of any Transferred Contract or Lease Agreement. Seller has obtained, or will obtain prior to the Closing, all necessary consents, waivers and approvals of parties to any Transferred Contract or Lease Agreement as are required thereunder in connection with the Closing, or for any such Transferred Contract or Lease Agreement to remain in full force and effect without limitation, modification or alteration after the Closing. Following the Closing, Buyer will be permitted to exercise all of the rights Seller had under the Transferred Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Seller would otherwise be required to pay pursuant to the terms of such Transferred Contracts had the transactions contemplated by this Agreement and the Collateral Agreements not occurred. Seller has not received any notice regarding any actual, alleged, possible or potential violation or breach of, or default under, any Transferred Contract or Lease Agreement. Seller has not waived any right under any Transferred Contract. To the Knowledge of Seller, each Person against whom Seller has or may acquire any rights under any Transferred Contract is able to satisfy all of such Person's current and future monetary obligations and other obligations and liabilities thereunder. No Person is renegotiating, or has the right to renegotiate, any amount paid or payable to Seller or owed by Seller under any Transferred Contract or Lease Agreement or any other term or provision of any Transferred Contract or Lease Agreement. Seller has not guaranteed or otherwise agreed to cause, insure or become liable for, nor pledged any of its assets to secure, the performance or payment of any obligation or other liability of any other Person.

         3.6 Consents; Capitalization. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or any third party ("Consents"), including a party to any Contract with Seller, is required by or with respect to Seller in connection with the execution and delivery of this Agreement and the Collateral Agreements or the consummation of the transactions contemplated hereby and thereby, except for (a) the filing of the Proxy Statement (as defined in Section 5.15) with the SEC in accordance with the Exchange Act, (b) the approval of the Seller Stockholders solicited thereby, (c) the Consents listed on Section 3.6(c) of the Seller Disclosure Schedule, and (d) notice filings with Governmental Entities which are necessary to effect the transfer of the Transferred Intellectual Property or the Transferred Technology as contemplated hereunder and which may be made following the Closing Date. Except for outstanding rights and options granted under the Seller Stock Plans, the Memorandum of Understanding and the convertible promissory note previously issued to Parent, there is no: (a) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Seller; (b) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Seller; or (c) Contract under which the Seller is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

         3.7 Sufficiency of Consideration. The consideration specified in
Section 2.4 will be sufficient to enable Seller to pay in full all accrued or contingent liabilities of Seller following the Closing, including Seller's portion of any Taxes due and other amounts owed as a result of the transactions contemplated by this Agreement and the Collateral Agreements, and to otherwise satisfy in full all actual or potential claims of creditors of Seller.

         3.8 No Liquidation, Insolvency, Winding-Up.

                  (a) Except as required by this Agreement, no order has been made or petition presented, or resolution passed by the board of directors or stockholders of Seller for the winding-up or liquidation of Seller and there is not outstanding:

                            (i) any petition or order for the winding-up of
Seller;

                            (ii) any appointment of a receiver over the whole or
part of the undertaking of assets of Seller;

                            (iii) any petition or order for administration of
Seller;

                            (iv) any voluntary arrangement between Seller and
any of its creditors;

                            (v) any distress or execution or other process
levied in respect of Seller which remains undischarged; and

                            (vi) any unfulfilled or unsatisfied judgment or
court order against Seller.

                  (b) There are no circumstances which would entitle any Person to present a petition for the winding-up or administration of Seller or to appoint a receiver over the whole or any part of the undertaking or assets of Seller.

                  (c) Seller is not insolvent, nor will Seller be rendered insolvent by the sale to Buyer of the Acquired Assets and the other transactions contemplated hereby and by the Collateral Agreements. As used in this section, "insolvent" means that the sum of the debts and other probable liabilities of Seller exceeds or will exceed the present fair saleable value of Seller's assets. Immediately after the Closing, (i) Seller will be able to pay its liabilities as they become due in the ordinary course of its business, (ii) Seller will not have unreasonably small capital with which to conduct its business, (iii) Seller will have assets (calculated at fair market value) that exceed its liabilities, and (iv) taking into account all pending and threatened claims and litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller. The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

                  (d) The operations of Seller have not been terminated.

         3.9 Restrictions on Business Activities. There is no agreement (not to compete or otherwise), commitment, judgment, injunction, order or decree to which Seller is a party relating to the Business or otherwise binding upon Seller or the Business which has had or may reasonably have the effect of (i) prohibiting the transactions contemplated by this Agreement or any acquisition of property (tangible or intangible) by the Seller or, after the Closing Date, by the Buyer, or (ii) placing any restrictions upon Seller with respect to manufacturing, selling, licensing or otherwise distributing any of the Products (except for Custom Products, to the extent Seller does not own the Specifications thereto) or the Transferred Technology to or providing services to, customers or potential customers or any class of Persons, in any geographic area, during any period of time or in any segment of the market.

         3.10 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment.

                  (a) Seller owns no real property, nor has it ever owned any real property. Schedule 3.10(a) sets forth a list of all real property currently leased, subleased, licensed or otherwise occupied by Seller in connection with the Business (the "Leased Real Property"), the name of the lessor, sublessor, licensor, master lessor and/or lessee, the date of the lease, sublease, license or other occupancy agreement and each amendment thereto and, with respect to any current lease, sublease, license or other occupancy agreement, the aggregate annual rental and/or other fees payable thereunder. Seller has provided Parent true, correct and complete copies of all leases, lease guaranties, licenses, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof ("Lease Agreements"); and there are no other Lease Agreements for real property affecting the Leased Real Property or to which Company is bound. All such current Lease Agreements are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such Lease Agreements, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default). The Closing will not affect the enforceability against any person of any such Lease Agreement or the rights of Seller to the continued use and possession of the Leased Real Property for the conduct of business as presently conducted. Seller currently occupies all of the Leased Real Property for the operation of the Business, and there are no other parties occupying, or with a right to occupy, the Leased Real Property, except as set forth in Section 3.10(a) of the Seller Disclosure Schedule. The Leased Real Property is in good operating condition and repair, free from structural, physical and mechanical defects, is maintained in a manner consistent with standards generally followed with respect to similar properties, and is structurally sufficient and otherwise suitable for the conduct of the business as presently conducted.

                  (b) Seller has good and valid title to or, in the case of leased properties and assets, valid leasehold interests in, all of the Acquired Assets, free and clear of any Liens, other than (i) statutory Liens for Taxes that are not yet due and payable or are being contested in good faith by appropriate proceedings and are disclosed in Section 3.10(b) of the Seller Disclosure Schedule or that otherwise are not material individually or in the aggregate; (ii) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance, old age pension or other social security programs mandated by applicable law; or (iii) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies that are not material individually or in the aggregate ("Permitted Liens"). All of the Permitted Liens will terminate with respect to the Acquired Assets upon the Closing. At the Closing, Buyer will obtain good and valid title to the Acquired Assets, free and clear of all Liens and Permitted Liens.

                  (c) Schedule 1.1(xxx) lists all material Tangible Assets owned or leased by Seller for use in the Business, and such Tangible Assets are (i) adequate for the conduct of the Business by Seller as currently conducted and as currently contemplated to be conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

                  (d) Upon and following the Closing, Buyer shall be able to use the Acquired Assets in substantially the same manner as Seller prior to the Closing.

                  (e) Except for any rights that Seller's customers (or persons to which Seller's customers have granted rights) may have in such materials, Seller has sole and exclusive ownership, free and clear of any Liens, of all customer lists (except as disclosed by Seller in its public filings), customer correspondence and customer licensing and purchasing histories relating to the current and former customers of Seller (the "Customer Information"). Except for any rights Seller's customers (or persons to which Seller's customers have granted rights) may have in the Customer Information, no Person other than Seller possesses any claims or rights with respect to use of the Customer Information.

         3.11 Customers and Sales. Section 3.11 of the Seller Disclosure Schedule contains a correct and current list of all of the customers of Seller that purchased Products from Seller within the fiscal years ended June 30, 2001 and June 30, 2002 and the period from July 1, 2002 through November 20, 2002, together with summaries of the sales made to each customer during such period. Seller has not received any written notice or other written communication indicating that any of Seller's fifteen (15) largest customers for its fiscal year 2002 intends to cease dealing with Seller or otherwise materially reduce the volume of business transacted by such Person with Seller below the level of purchases during the fiscal year ended June 30, 2002, and Seller otherwise has no Knowledge that any such customer or other Person intends to do so (it being understood that Seller has not made any specific inquiry of any such customer as to whether such customer has such intent). 3.12 Distributor Inventory. Section

         3.12 of the Seller Disclosure Schedule sets forth an accurate and complete list (in each case as of the date of this Agreement) of: (i) each distributor, reseller or distributor channel, whether third party or not, associated with the Products (collectively, "Distributors"); (ii) each agreement with a Distributor; and (iii) the type of inventory of Products held by each Distributor in its inventory. As of the date of this Agreement, the aggregate value of Product inventory held by all Distributors does not exceed $100,000. There are no outstanding rights of return in favor of any Distributor. Seller has not received any written notice or other written communication indicating that any of the Distributors intends to cease buying Products from or reselling Products of Seller or otherwise materially reduce the volume of business transacted by such Distributor with Seller below the level of purchases during the fiscal year ended June 30, 2002, and Seller otherwise has no Knowledge that any such Distributor intends to do so (it being understood that Seller has not made any specific inquiry of any such Distributor as to whether such Distributor has such intent).

         3.13 Intellectual Property.

                  (a) The following schedules are complete and accurate: (i)
Schedule 1.1(v), listing or describing the Custom Products; (ii) Schedule 1.1(lll), listing or describing the Products; and (iii) Section 3.13(b) of the Seller Disclosure Schedule, listing all Registered Intellectual Property Rights.

                  (b) Section 3.13(b) of the Seller Disclosure Schedule lists all Registered Intellectual Property Rights as of the date of this Agreement registered in the name of Seller. All such Registered Intellectual Property Rights are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use), and are, to Seller's Knowledge, valid and enforceable. All such Registered Intellectual Property Rights are not subject to any unpaid maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date. All such Registered Intellectual Property Rights have been assigned to Seller and such assignments have been properly recorded prior to the Closing Date. There are no pending proceedings or actions known to Seller before any court or tribunal (including the PTO or equivalent authority anywhere in the world) related to any such Registered Intellectual Property Rights.

                  (c) Each item of Transferred Intellectual Property Rights and Transferred Technology is free and clear of any Liens, except for any licenses granted pursuant to the Transferred Contracts. Seller owns exclusively, and has good title to, all Copyrights that are used or embodied in the Transferred Technology.

                  (d) To the extent that any Transferred Intellectual Property Rights or item of Transferred Technology was originally owned or created by or for any third party, including any contractor or employee of Seller and any predecessor of Seller: (i) Seller has a written agreement with such third party or parties with respect thereto, pursuant to which Seller has obtained complete, unencumbered and unrestricted ownership and is the exclusive owner of, all such Transferred Technology and Transferred Intellectual Property Rights by valid assignment or otherwise; (ii) except as otherwise disclosed on Schedule 1.1(v) or Section 3.22 of the Seller Disclosure Schedules, such third party or parties have not retained and do not have any rights or licenses with respect to such Transferred Intellectual Property Rights and Transferred Technology; and (iii) the assignment by Seller to Buyer of such Transferred Intellectual Property Rights or Transferred Technology hereunder will not violate such third party agreements.

                  (e) Seller has not transferred ownership of, or granted any license of or right to use, or authorized the retention of any rights to use, any Transferred Intellectual Property Right to any other Person.

                  (f) No government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of the Transferred Technology. To Seller's Knowledge, no current or former employee of Seller, who was involved in, or who contributed to, the creation or development of any Transferred Technology, has performed services for the government, a university, college, or other educational institution, or a research center, during a period of time during which such employee was also performing services for Seller.

                  (g) Section 3.13(g) of the Seller Disclosure Schedule identifies as of the date of this Agreement: (a) all Third Party Technology licensed to Seller (other than any Software that (i) is so licensed pursuant to a non-exclusive Software license, (ii) is not used in, incorporated into, integrated or bundled with, or used in the development of any Transferred Technology, and (iii) is commercially available as of the date of this Agreement for less than ten thousand dollars ($10,000) per year); (b) the corresponding Contracts pursuant to which such Third Party Technology is licensed to Seller; and (c) whether such licenses are exclusive or nonexclusive.

                  (h) Schedule 1.1(bbbb) lists all Transferred Contracts between Seller and any third party pursuant to which Seller has granted any licenses or rights to such third party with respect to the Transferred Technology or the Transferred Intellectual Property Rights.

                  (i) Neither the making, using, selling, development, licensing, sale or distribution of the Products, nor the use of the Acquired Assets (including the Transferred Technology) in each case in the manner in which Seller operated the Business prior to the Closing: (i) to the Knowledge of Seller, infringes or misappropriates the Intellectual Property Rights of any Person; or (ii) constitutes unfair competition or trade practices under the laws of any jurisdiction. Seller has not received notice from any Person claiming that its making, using, selling, development, licensing, sale or distribution of the Products or its use of the Acquired Assets (including the Transferred Technology) infringes or misappropriates the Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does Seller have Knowledge of any basis therefor).

                  (j) To the Knowledge of Seller, no Person is infringing or misappropriating the Transferred Intellectual Property Rights.

                  (k) Seller has taken all commercially reasonable steps that are required to protect Seller's rights in confidential information and Trade Secrets of Seller associated with or related to the Transferred Technology.

                  (l) No third party possesses any copy of any Source Code for the Products and Seller shall have delivered to Buyer a current copy of any Source Code for the Products.

                  (m) Seller has and enforces a policy requiring each employee and consultant of Seller to execute a confidentiality agreement substantially in the form that Seller delivered to Buyer and all current and former employees and consultants of Seller who have created or modified any of the Transferred Technology have executed such an agreement.

                  (n) No Transferred Intellectual Property Right is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation that restricts the use, transfer or licensing thereof.

                  (o) Neither this Agreement nor the transactions contemplated hereby, including the assignment to Buyer, by operation of law or otherwise, of any Contracts to which Seller is a party, will result in: (i) Buyer granting to any third party any right to or with respect to any Technology or Intellectual Property Right owned by, or licensed to, Buyer, except to the extent such grant arises out of or results from any Contract entered into prior to the Closing Date to which Buyer is a party, or (ii) Buyer being bound by, or subject to, any non-compete or other covenant which places any restrictions upon Buyer with respect to using, developing, making, selling, licensing or otherwise distributing any of the Products (but with respect to Custom Products, solely to the extent Seller is contractually bound not to sell or otherwise distribute a Custom Product to any Person except to the Person for whom that Custom Product was developed) or the Transferred Technology to, or providing services to, customers or potential customers or any class of Persons, in any geographic area, during any period of time or in any segment of the market.

                  (p) Seller has disclosed in writing to Buyer all information relating to any problem or issue with respect to any of the Products (i) of which it has Knowledge and (ii) which would reasonably be expected to adversely affect the value, functionality or fitness for a particular purpose of such Product.

                  (q) Section 3.13(q) of the Seller Disclosure Schedule contains a complete and accurate list of all Contracts pursuant to which Seller has developed Technology which is solely or jointly owned by or exclusively licensed to a third party, other than purchase orders for Custom Products (but only to the extent that Seller does not own the Intellectual Property Rights in the corresponding Specifications). Except for payments pursuant to purchase orders for Custom Products received in the ordinary course of the Business, no third party has paid any amount to Seller to fund the development of the Transferred Technology or any Product.

         3.14 Litigation. There is no action, suit, claim, proceeding or formal investigation of any nature pending or, to Seller's Knowledge, threatened relating to Seller, the Business, the Acquired Assets or the Designated Employees, nor is there any reasonable basis therefor. To Seller's Knowledge, there is no investigation or other proceeding pending or, to Seller's Knowledge, threatened relating to Seller, the Business, the Acquired Assets or the Designated Employees by or before any Governmental Entity, nor is there any reasonable basis therefor. No Governmental Entity has at any time challenged or questioned the legal right of Seller to conduct the Business as presently or previously conducted or as presently contemplated to be conducted. There are no judgments, orders or decrees, or material citations, fines or penalties heretofore assessed against Seller affecting the Business, Products, Acquired Assets or Designated Employees under any foreign, federal, state or local law.

         3.15 Brokers' or Finders' Fees; Fairness Opinion. Except for the fee payable to Green Manning and Bunch, Ltd. ("GMB") pursuant to Seller's engagement letter with GMB, a copy of which has been provided to Buyer, Seller has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. Seller has received a written opinion from GMB, dated the date hereof, to the effect that, as of the date hereof, the Purchase Price is fair to Seller from a financial point of view. An accurate and complete copy of such opinion has been delivered to Parent, and such opinion has not been withdrawn by GMB.

         3.16 Tax Matters.

                  (a) Definition of Taxes. For the purposes of this Agreement, the term "Tax" or, collectively, "Taxes" shall mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges, together with all interest, penalties and additions imposed with respect to such amounts and any obligation under any agreement or arrangement with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

                  (b) Tax Returns and Audits.

                            (i) To the extent relevant to the Acquired Assets or
the Business, as of the Closing Date, Seller will have prepared and timely filed all required federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to any and all Taxes concerning or attributable to Seller or its operations and such Returns are or will be true and correct and have been or will be completed in accordance with applicable law.

                            (ii) To the extent failure to do so would adversely
impact Buyer, the Acquired Assets, Buyer's use of the Acquired Assets or operation of the Business, as of the Closing Date, Seller (A) will have paid all Taxes it is required to pay and (B) will have withheld with respect to its employees all federal, state and foreign income taxes and social security charges and similar fees, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be withheld.

                            (iii) To the extent failure to do so would adversely
impact Buyer, the Acquired Assets, Buyer's use of the Acquired Assets or operation of the Business, Seller has not been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against Seller, nor has Seller executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

                            (iv) To the extent relevant to the Acquired Assets
or the Business, no audit or other examination of any Return of Seller is presently in progress, nor has Seller been notified of any request for such an audit or other examination.

                            (v) Seller does not have and knows of no basis for
the assertion of any claim for any liabilities for unpaid Taxes for which Buyer would become liable as a result of the transactions contemplated by this Agreement and the Collateral Agreements.

                            (vi) There are (and immediately following the
Closing there will be) no Liens on the Acquired Assets relating to or attributable to Taxes.

                            (vii) Seller knows of no basis for the assertion of
any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the Acquired Assets.

         3.17 Power of Attorney. There are no outstanding powers of attorney executed on behalf of Seller in respect of the Business or the Acquired Assets except as granted to Buyer hereunder.

         3.18 Affiliated Transactions. No Seller Affiliate has any direct or indirect interest of any nature in any of the Acquired Assets. No Seller Affiliate has entered into, or has had any direct or indirect financial interest in, any Transferred Contract or transaction or business dealing of any nature relating to the Acquired Assets. No Seller Affiliate is competing, or has at any time competed with Seller in a manner that could reasonably be likely to be adverse to the Acquired Assets or Transferred Contracts. No Seller Affiliate has any claim or right against Seller that is or could reasonably be likely to be adverse to the Acquired Assets or Transferred Contracts in any material respect. No event has occurred, and no condition or circumstance exists, that could reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for any material claim or right in favor of any Seller Affiliate against Seller. For purposes of this Agreement, each of the following shall be deemed to be a "Seller Affiliate": (a) each individual who is, or who has at any time been, an officer of the Seller; (b) each member of the family of each of the individuals referred to in clause "(a)" above; and
(c) any Person (other than the Seller) in which any one of the individuals referred to in clauses "(a)" and "(b)" above holds or held (or in which more than one of such individuals collectively hold or held), beneficially or otherwise, a controlling interest or a voting, proprietary or equity interest in excess of 20% of such Person's outstanding equity interests.

         3.19 Compliance with Laws. Seller has complied in all material respects with, is not in material violation of, and has not received any notices of material violation with respect to, any foreign, federal, state or local statute, law or regulation with respect to the conduct or operation of the Business.

         3.20 Product Warranties. Except as otherwise set forth on Section 3.20 of the Seller Disclosure Schedule, each Product manufactured, sold, leased, licensed or delivered by Seller has been done so in conformity with all applicable contractual commitments and all express and implied warranties, and, to Seller's Knowledge, Seller has no material liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Seller giving rise to any material liability) for replacement or repair thereof or for other material damages in connection therewith. No product manufactured, sold, leased, distributed, licensed or delivered by Seller is subject to any guaranty, warranty, or other indemnity beyond (a) Seller's applicable standard terms and conditions of sale or lease, (b) those implied or imposed by the Uniform Commercial Code, or (c) those additional or different warranty terms granted by Seller from time to time that do not in the aggregate materially increase Seller's obligations or potential liability as compared to Seller's standard terms. Section 3.20 of the Seller Disclosure Schedule includes copies of the standard terms and conditions of license for Seller. All Discontinued Products are listed on Schedule 1.1(z).

         3.21 Bulk Transfer Laws. Seller represents that there are no current or past creditors of Seller to whom any law, rule or regulation requires the delivery of notice or from whom any form of consent is required in conjunction with undertaking the transactions contemplated by this Agreement and the Collateral Agreements.

         3.22 Employee Matters.

                  (a) Schedule. Section 3.22(a) of the Seller Disclosure Schedule contains an accurate and complete list of each Employee Plan, International Employee Plan, and each Employment Agreement. Seller does not have any plan or commitment to establish any new Employee Plan, International Employee Plan, or Employment Agreement, to modify any Employee Plan, International Employee Plan or Employment Agreement (except to the extent required by law or to conform any such Seller Employee Plan, International Employee Plan or Employment Agreement to the requirements of any applicable law, in each case as previously disclosed to Buyer in writing, or as required by this Agreement), or to adopt or enter into any Employee Plan, International Employee Plan, or Employment Agreement.

                  (b) Documents. Seller has provided or made available to Buyer correct and complete copies of: (i) all documents embodying each Employee Plan, International Employee Plan, and each Employment Agreement including (without limitation) all amendments thereto and all related contracts, agreements and trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Employee Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Employee Plan; (iv) if the Employee Plan is funded, the most recent annual and periodic accounting of Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL with respect to any such application or letter; (vii) all communications material to any Employee or Employees relating to any Employee Plan and any proposed Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to Seller;
(viii) all material correspondence to or from any governmental agency relating to any Seller Employee Plan; (ix) all COBRA forms and related notices (or such forms and notices as required under comparable law); (x) the three (3) most recent plan years discrimination tests for each Employee Plan; and (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Employee Plan.

                  (c) Employee Plan Compliance. Except as set forth on Section 3.22(c) of the Seller Disclosure Schedule, (i) Seller has performed all material obligations required to be performed by it under, is not in default or material violation of, and has no Knowledge of any default or material violation by any other party to each Employee Plan, and each Employee Plan has been established and maintained in accordance with its terms and in material compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Employee Plan intended to qualify under
Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Employee Plan; (iii) no "prohibited transaction," within the meaning of
Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Employee Plan; (iv) there are no actions, suits or claims pending, or, to the Knowledge of Seller, threatened or reasonably anticipated (other than routine claims for benefits) against any Employee Plan or against the assets of any Employee Plan; (v) each Employee Plan (other than any stock option plan) can be amended, terminated or otherwise discontinued after the Closing Date, without liability to Buyer, Seller or any of its ERISA Affiliates (other than ordinary administration expenses); (vi) there are no audits, inquiries or proceedings pending or, to the

Knowledge of Seller or any ERISA Affiliates, threatened by the IRS or DOL with respect to any Employee Plan; and (vii) neither Seller nor any ERISA Affiliate is subject to any penalty or tax with respect to any Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

                  (d) Pension Plan. Neither Seller nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

                  (e) Collectively Bargained, Multiemployer and Multiple Employer Plans. At no time has Seller or any ERISA Affiliate contributed to or been obligated to contribute to any Multiemployer Plan. Neither Seller, nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in, or contributed to any multiple employer plan, or to any plan described in Section 413 of the Code.

                  (f) No Post-Employment Obligations. Except as set forth in
Section 3.22(f) of the Seller Disclosure Schedule, no Employee Plan provides, or reflects or represents any liability to provide retiree health to any person for any reason, except as may be required by COBRA or other applicable statute, and neither Seller nor any ERISA Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance or retiree health, except to the extent required by statute.

                  (g) Health Care Compliance. Neither Seller nor any ERISA Affiliate has, prior to the Closing Date and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women's Health and Cancer Rights Act of 1998, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its Employees.

                  (h) Effect of Transaction.

                            (i) Except as set forth on Section 3.22(h) of the
Seller Disclosure Schedule, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Employee Plan, Employment Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Continuing Employee.

                            (ii) Except as set forth on Section 3.22(h) of the
Seller Disclosure Schedule, no payment or benefit which will or may be made by Seller or its ERISA Affiliates with respect to any Continuing Employee (as defined in Code Section 280G and the regulations thereunder) will be characterized as a "parachute payment," within the meaning of Section 280G(b)(2) of the Code.

                  (i) Employment Matters. Seller: (i) is in compliance in all respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against Seller under any worker's compensation policy or long-term disability policy.

                  (j) Labor. No work stoppage or labor strike against Seller is pending, threatened or reasonably anticipated. Seller does not know of any activities or proceedings of any labor union to organize any Employees. Except as set forth in Section 3.22(j) of the Seller Disclosure Schedule, there are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of Seller, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Seller. Seller has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Except as set forth in Section 3.22(j) of the Seller Disclosure Schedule, Seller is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by Seller.

                  (k) International Employee Plan. Each International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the material requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities, that as of the Closing Date, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent Seller or Buyer from terminating or amending any International Employee Plan at any time for any reason without liability to Buyer or Seller or its ERISA Affiliates (other than ordinary administration expenses or routine claims for benefits).

         3.23 Environmental Matters. For purposes of this Agreement, the following terms shall have the meanings ascribed to them below:

                  (a) Definitions:

                            (i) "Hazardous Material" is any material or
substance that is prohibited or regulated by any Environmental Law or that has been designated by any Governmental Entity to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment.

                            (ii) "Business Facility" is any real property
including the land, the improvements thereon, the groundwater thereunder and the surface water thereon, that is or at any time has been owned, operated, occupied, controlled or leased by the Seller, or Seller's former subsidiaries in connection with the operation of its business.

                            (iii) "Disposal Site" is a landfill, disposal agent,
waste hauler or recycler of Hazardous Materials.

                            (iv) "Environmental Laws" are all applicable laws,
rules, regulations, orders, treaties, statutes, and codes promulgated by any Governmental Entity that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Occupational Safety and Health Act, comparable laws, rules, regulations, ordinances, orders, treaties, statutes, and codes of other Governmental Entities, the regulations promulgated pursuant to any of the foregoing, and all amendments and modifications of any of the foregoing, all as amended to date.

                            (v) "Hazardous Materials Activity" is the
transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product containing a Hazardous Material.

                            (vi) "Environmental Permit" is any approval, permit,
license, clearance or consent required to be obtained from any private person or any Governmental Entity with respect to a Hazardous Materials Activity which is or was conducted by the Seller or Seller's former subsidiaries.

                  (b) Condition of Property: As of the Closing, except in compliance with Environmental Laws and in a manner that could not reasonably be expected to subject the Seller to liability, to the Knowledge of the Seller, no Hazardous Materials are present on any Business Facility currently owned, operated, occupied, controlled or leased by the Seller or Seller's former subsidiaries or were present on any other Business Facility at the time it ceased to be owned, operated, occupied, controlled or leased by the Seller or Seller's former subsidiaries. To the Knowledge of the Seller, there are no underground storage tanks, friable asbestos or PCBs present on any Business Facility currently owned, operated, occupied, controlled or leased by the Seller or Seller's former subsidiaries or as a consequence of the acts of the Seller, Seller's former subsidiaries, or its agents.

                  (c) Hazardous Materials Activities: The Seller and Seller's former subsidiaries have conducted all Hazardous Material Activities relating to its business in compliance in all material respects with all applicable Environmental Laws. The Hazardous Materials Activities of the Seller and Seller's former subsidiaries prior to the Closing have not resulted in the exposure of any person to a Hazardous Material in a manner that (i) is in material violation of any applicable Environmental Laws, or (ii) has caused or could reasonably be expected to cause an adverse health effect to any such person.

                  (d) Permits: Section 3.23(d) of the Seller Disclosure Schedule accurately describes all of the Environmental Permits currently held by the Seller and relating to its Business and the listed Environmental Permits are all of the Environmental Permits necessary for the continued conduct of any Hazardous Material Activity of the Seller relating to its Business as such activities are currently being conducted. All such Environmental Permits are valid and in full force and effect. The Seller and Seller's former subsidiaries have complied in all material respects with all covenants and conditions of any Environmental Permit which is or has been in force with respect to their Hazardous Materials Activities. Seller has no Knowledge of any circumstances that could cause any Environmental Permit to be revoked, modified, or rendered non-renewable upon payment of the permit fee. All Environmental Permits and all other consent and clearances required by any Environmental Law or any agreement to which the Seller is bound as a condition to the performance and enforcement of this Agreement, have been obtained or will be obtained prior to the Closing.

                  (e) Environmental Litigation: No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to Seller's Knowledge, threatened, concerning or relating to any Environmental Permit or any Hazardous Materials Activity of the Seller or Seller's former subsidiaries relating to the Business, or the business of Seller's former subsidiaries, or any Business Facility.

                  (f) Offsite Hazardous Material Disposal: The Seller has transferred or released Hazardous Materials offsite only to those Disposal Sites set forth in Section 3.23(f) of the Seller Disclosure Schedule; and, to Seller's Knowledge no action, proceeding, liability or claim exists or is threatened against any Disposal Site or against the Seller with respect to any transfer or release of Hazardous Materials relating to the Business to a Disposal Site which could reasonably be expected to subject the Seller to liability.

                  (g) Environmental Liabilities: The Seller does not Know and is not aware of any fact or circumstance that could result in or reasonably be expected to result in a material environmental liability to Seller.

                  (h) Reports and Records: The Seller has delivered to Buyer or made available for inspection by Buyer or Buyer's agents, representatives or employees all records in the Seller's possession, custody, or control concerning the Hazardous Materials Activities of the Seller and Seller's former subsidiaries relating to their business and all environmental audits, environmental assessments, and sampling data of any Business Facility conducted at the request of, or otherwise in the possession, custody or control of the Seller. The Seller has complied with all environmental disclosure obligations imposed by applicable law with respect to this transaction.

         3.24 Accounts Receivable and Accounts Payable. All accounts receivable that are reflected on the Seller Balance Sheet or on the Books and Records of Seller (i) represent valid obligations arising from sales actually made or services actually performed by Seller in its conduct of the Business in the ordinary course and consistent with past practice, and (ii) reflect reserves developed based on reasonable assumptions and accrued in accordance with GAAP (applied on a consistent basis throughout the periods since June 30, 2000). There is no contest, claim, defense or right of setoff, other than returns in the ordinary course of business of Seller, under any Contract with any account debtor of an account receivable relating to the amount or validity of such account receivable. Section 3.24(a) of the Seller Disclosure Schedule contains a complete and accurate list of all accounts receivable as of November 26, 2002, which list sets forth the aging of each such account receivable. An accurate and complete list of the outstanding Payables as of November 25, 2002 is set forth on Sections 3.24(b) of the Seller Disclosure Schedule. Three business days prior to the Closing Date, an accurate and complete list of the outstanding Payables as of such date will be provided to Buyer by Seller in accordance with Section
5.23. Seller has no Contract with any third party calling for Seller to make a Payable with a payment term of more than sixty (60) days, other than the agreement with the third party listed on Section 3.24(c) of the Seller Disclosure Schedule.

         3.25 Sufficiency of Acquired Assets. Except for the Excluded Assets, the Acquired Assets comprise all of the assets, properties and rights of every type and description (other than real property) (i) used or developed by Seller required for or used in the Business or (ii) necessary to the operation of the Business by Buyer following the Closing.

         3.26 Business Changes. Since September 30, 2002, except as otherwise explicitly required by this Agreement or as set forth on Section 3.26 of the Seller Disclosure Schedule, Seller has conducted its operation of the Business only in the ordinary and usual course and consistent with past practices and, without limiting the generality of the foregoing:

                  (a) There have been no events or conditions of any character which, in the aggregate, have had or may be reasonably expected to have a Material Adverse Effect on Seller.

                  (b) Seller has not mortgaged, pledged, or otherwise encumbered any of the Acquired Assets except as required by the Loan Facility.

                  (c) Seller has not sold, assigned, licensed, leased, transferred or conveyed, or committed itself to sell, assign, license, lease, transfer or convey, any of the Acquired Assets except in the ordinary course of the Business consistent with past practices.

                  (d) There has been no destruction of, damage to or loss of any of the Acquired Assets.

                  (e) There has been no notice received by Seller of any claim or potential claim of ownership by any Person other than Seller of the Transferred Technology or the Transferred Intellectual Property Rights, or of infringement by the Seller or the Business of any other Person's Intellectual Property Rights.

                  (f) There has been no dispute, proceeding, litigation, arbitration or mediation pending or, to Seller's Knowledge, threatened against Seller related to the Business or the Acquired Assets.

                  (g) There has been no agreement by Seller or any employees, agents or affiliates of Seller to do any of the things described in the preceding clauses (a) through (f) (other than negotiations with Parent and Buyer and their representatives regarding the transactions contemplated by this Agreement).

         3.27 Excluded Liabilities; Seller Creditors. Buyer shall not be liable to any Person for any of the Excluded Liabilities hereunder. All Seller Creditors and all Liability Amounts as of the date of this Agreement (as reasonably estimated by Seller) are listed on Section 3.27 of the Seller Disclosure Schedule. At the Closing Date, an accurate and complete list of all Seller Creditors and all Liability Amounts as of the Closing Date (as reasonably estimated by Seller) will be set forth on the schedule delivered to Buyer pursuant to Section 5.14 hereto.

         3.28 Disclosure. None of the information supplied or to be supplied by or on behalf of Seller for inclusion or incorporation by reference in the Registration Statement (as defined in Section 5.15 hereof) will, at the time the Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Seller for inclusion or incorporation by reference in the Proxy Statement (as defined in Section 5.15 hereof) to be filed with the SEC, will, at the time the Proxy Statement is mailed to the stockholders of Seller, at the time of the Seller Stockholders' Meeting or as of the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by Seller with respect to statements made or incorporated by reference therein based on information supplied by Parent or Buyer for inclusion or incorporation by reference in the Proxy Statement.

                                    ARTICLE 4

               REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

         Except as disclosed in the disclosure schedule delivered to Seller on the date hereof (the "Parent Disclosure Schedule") which disclosure shall provide an exception to or otherwise qualify the representations and warranties of Parent and Buyer specifically referenced in such disclosure, as well as such other representations and warranties of Parent and Buyer set forth herein where the applicability of such disclosure is reasonably apparent on its face, Parent and Buyer hereby jointly and severally represent and warrant to Seller as of the date of this Agreement and as of the Closing Date, as though made on the Closing Date, as follows:

         4.1 Organization, Good Standing and Qualification. Each of Parent and Buyer is a corporation duly organized, validly existing, and in good standing under the laws of Delaware. Buyer is a wholly owned subsidiary of Parent.

         4.2 Authority. Each of Parent and Buyer has all requisite corporate power and authority to enter into this Agreement and the Collateral Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Collateral Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Buyer. This Agreement and the Support Agreements have been, and the other Collateral Agreements when executed and delivered will be, duly executed and delivered by Parent and Buyer (as applicable), and constitute (in the case of this Agreement and the Support Agreements) or will constitute (in the case of the other Collateral Agreements) the valid and binding obligations of Parent and Buyer (as applicable), enforceable in accordance with their terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or to other equitable remedies.

         4.3 Stock Consideration. All of the Stock Consideration issuable at the Closing in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights. The Stock Consideration, when issued in accordance with and pursuant to this Agreement, will not be subject to any transfer restrictions under (i) any provision of the certificate of incorporation, as amended, or bylaws, as amended, of Parent, or (ii) any Contract to which Parent is a party (other than this Agreement and the trading policies of Parent).

         4.4 No Conflict. Neither the execution and delivery of this Agreement and the Collateral Agreements, nor the consummation of the transactions contemplated hereby and thereby, will Conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both) (i) any provision of the certificate of incorporation, as amended, and bylaws, as amended, of Parent or Buyer, (ii) any Contract to which Parent or Buyer or any of their respective properties or assets are subject and which has been filed as an exhibit to Parent's filings under the Securities Act or the Exchange Act, or
(iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Buyer or their respective properties or assets, except in each case where such

Conflict, violation or default will not have a Material Adverse Effect on Buyer. As used in this Agreement, "Material Adverse Effect on Buyer" shall mean any change, effect or circumstance of or relating to Parent and its subsidiaries (including Buyer) that (i) has been or is reasonably likely to be materially adverse to the business, assets (including intangible assets), liabilities, condition (financial or other) or results of operations of Parent and its subsidiaries, taken as a whole, or (ii) would reasonably be expected to prevent the consummation of the transactions contemplated hereby, provided, however, that none of the following shall be deemed (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect on Buyer: (i) any failure on the part of Parent or Buyer to meet, or any revision by Parent or Buyer to, estimates, predictions, projections or forecasts (but not the underlying causes of such failure or revision), (ii) any adverse change demonstrated by Parent or Buyer to be directly caused by (A) the pendency of the transactions contemplated by this Agreement, the Loan Facility or the shared services agreement to be negotiated and entered into by the parties (including any litigation, loss of employees, cancellation of or delay in customer orders, reduction in revenue or net income or disruption of business relationships demonstrated by Parent or Buyer to be directly so caused); (B) conditions generally affecting the radio frequency and microwave components manufacturing industry, the United States economy or financial markets or any foreign economy or financial markets in any location where Parent or Buyer has material operations or sales, which conditions do not uniquely or disproportionately affect Parent and its subsidiaries, taken as a whole; (C) the fact (in and of itself) that Seller has taken any action which was previously approved or consented to by Seller in writing; or (D) any material breach of this Agreement (or any other agreement between Seller and Parent or Buyer) by Seller; or (iii) a reduction in the trading price or volume of Parent's common stock.

         4.5 SEC Filings.

                  (a) Parent has delivered or made available to Seller (through reference to documents filed by EDGAR or otherwise) accurate and complete copies of all reports or registration statements filed by Parent with the SEC on or after September 26, 2001, all in the form so filed (as amended to date, the "Parent SEC Reports"). As of their respective filing dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the filing date of such amending or superseding filing), the Parent SEC Reports (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by a Parent SEC Report filed prior to the date of this Agreement (a "Prior Parent SEC Report").

         (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in Parent SEC Reports (the "Parent Financials"), including each Parent SEC Report filed after the date hereof until the Closing, as of their respective filing dates, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented the financial position of Parent as at the respective dates thereof and the results of Parent's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments.

         4.6 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, or any third party is required by or with respect to Parent or Buyer in connection with the execution and delivery of this Agreement and the Collateral Agreements or the consummation of the transactions contemplated hereby, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a Material Adverse Effect on Buyer.

         4.7 Brokers' and Finders' Fees. Except for a fee payable to Broadview International LLC, neither Parent nor Buyer has incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or the transactions contemplated hereby.

         4.8 Disclosure. None of the information supplied or to be supplied by or on behalf of Parent or Buyer for inclusion in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent or Buyer for inclusion or incorporation by reference in the Proxy Statement to be filed with the SEC, will, at the time the Proxy Statement is mailed to the stockholders of Seller, or at the time of the Seller Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated by the SEC thereunder, except that no representation or warranty is made by Parent or Buyer with respect to statements made or incorporated by reference therein based on information supplied by Seller for inclusion or incorporation by reference in the Proxy Statement.

                                    ARTICLE 5

                            COVENANTS AND AGREEMENTS

         5.1 Access. During the period commencing on the date of this Agreement and continuing through the earlier of the Closing Date or the termination of this Agreement, Seller, upon reasonable prior notice from Buyer and subject to the Confidentiality Agreement, will (a) afford to Buyer and its representatives, at reasonable times during normal business hours, access to Seller's personnel, professional advisors, properties, Contracts, Books and Records, and other documents and data (including access to all Technology), (b) furnish Buyer and its representatives with copies of all such

Contracts, Books and Records, and other existing documents and data as Buyer may reasonably request, (c) furnish Buyer and its representatives with such additional financial (including Tax Returns and supporting documentation), operating, and other data and information as Buyer may reasonably request, and
(d) afford Buyer reasonable access to all Leased Real Property for the purpose of conducting (at Buyer's cost and expense) environmental audits or assessments that may include soil, groundwater or Hazardous Materials sampling ("Environmental Investigations") as reasonably determined by Buyer. No information or Knowledge obtained in any investigation pursuant to this Section
5.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties hereto to consummate the transactions contemplated hereby.

         5.2 Operation of the Business by Seller. Between the date of this Agreement and the earlier of the Closing Date or the termination of this Agreement, unless otherwise approved in advance by Parent or Buyer in writing (the decision as to whether to provide such advance approval not to be unreasonably delayed), Seller will:

                  (a) except as otherwise specifically required pursuant to the terms of this Agreement, conduct the Business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;

                  (b) pay its debts and Taxes when due;

                  (c) pay or perform its other obligations when due (including payment of all trade credit and accounts payable in a manner consistent with current practices and in any event within sixty (60) days following the date of each invoice, unless longer payment terms were specifically negotiated prior to October 28, 2002 with the party due to receive payment);

                  (d) use commercially reasonable, good faith efforts to preserve intact the current business organization of Seller, keep available the services of the current officers, employees and agents of Seller relating to the Business, and maintain the relations and goodwill with the suppliers, Customers, Distributors, landlords, trade creditors, employees, agents, and others having business relationships with Seller;

                  (e) keep Buyer informed concerning material business or operational matters of a significant nature relating to the Business or the Acquired Assets;

                  (f) use commercially reasonable, good faith efforts to maintain all of the Acquired Assets in their current condition, ordinary wear and tear excepted and, in the event of any damage to or destruction of any of the Acquired Assets prior to the Closing Date, promptly replace, repair or restore such Acquired Assets;

                  (g) use commercially reasonable, good faith efforts to make sales of the Products consistent with past practice;

                  (h) maintain the Books and Records in the usual, regular and ordinary manner, on a basis consistent with prior years; and

                  (i) report to Buyer concerning any event or occurrence not in the ordinary course of the operation of the Business or any material event involving the Business.

         5.3 Conduct Prior to Closing. Between the date of this Agreement and the earlier of the Closing Date or the termination of this Agreement, unless otherwise previously approved by Parent or Buyer in writing, Seller will not take any action as a result of which any of the changes or events described in
Section 3.26 of this Agreement would occur. In addition, between the date of this Agreement and the earlier of the Closing Date or the termination of this Agreement, unless otherwise previously approved by Parent or Buyer in writing (the decision as to whether to provide such advance approval not to be unreasonably delayed), Seller will not, without the prior written consent of Parent or Buyer:

                  (a) take any action to encumber, create a Lien against, materially impair or otherwise adversely affect the Acquired Assets;

                  (b) except to comply with existing contractual obligations or commitments contained in Contracts listed on Schedule 1.1(bbbb) (Transferred Contracts), or with respect to non-exclusive license agreements entered into in the ordinary course of business consistent with past practice, buy, or enter into any inbound license agreement with respect to, Third Party Technology or the Intellectual Property Rights of any third party to be incorporated in or used in connection with the Products or sell, lease or otherwise transfer or dispose of, or enter into any outbound license agreement with respect to, any of the Acquired Assets with any third party;

                  (c) propose or enter into a Contract with any person, other than Buyer, providing for the possible acquisition, transfer or disposition (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) of any of the Acquired Assets, other than sales of Products in the ordinary course of business consistent with past practices;

                  (d) enter into any Contract relating to (i) the sale or distribution of any Product, (ii) the provision of any services or (iii) any of the Acquired Assets, other than agreements for the sale of Products in the ordinary course of business consistent with past practices;

                  (e) enter into any Contract with any Distributor that is not a Distributor of Products on the date of this Agreement or grant any right of return to any Distributor;

                  (f) change pricing or royalties charged to customers or licensees of the Acquired Assets;

                  (g) enter into any strategic arrangement or relationship, development or joint marketing arrangement or agreement;

                  (h) fire, or give notice of termination to, any Designated Employee;

                  (i) hire any employees;

                  (j) increase the rate of remuneration or amount of bonuses or other benefits or any other terms of employment of any Designated Employee (whether payable in cash, equity compensation or otherwise) except as specifically required by Section 5.9;

                  (k) grant any severance or termination pay to any Designated Employee (whether payable in cash, equity compensation or otherwise) except as specifically required or (in the case of the termination letters) specifically contemplated by Section 5.9, or adopt any new severance plan, amend or modify or alter in any manner any severance plan, agreement or arrangement relating to any Designated Employee on the date hereof;

                  (l) adopt or amend any Employee Plan, or enter into any Contract with an Employee, other than with respect to the termination letters with Key Employees contemplated by Section 5.9 hereof and the settlement agreements with Joseph H. Kiser, David G. Sherman, Jon C. Clark and Derek L. Bailey contemplated by Section 6.2(l) hereof;

                  (m) amend or modify, or violate the terms of, any of the Transferred Contracts;

                  (n) amend or modify, or violate the terms of, any of the Lease Agreements or enter into any lease, sublease (other than the Real Property Subleases), license or other occupancy agreement with respect to any of the Leased Real Property; provided, however, that Seller shall not be prohibited hereunder from amending any of the Lease Agreements so as to sublease, assign or terminate such Lease Agreements at any time after June 30, 2003;

                  (o) revalue any of the Acquired Assets;

                  (p) make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, in each case relating to the Business, the Products or the Acquired Assets;

                  (q) commence or settle any Actions or Proceedings or obtain any releases of threatened Actions or Proceedings involving or relating to the Business (other than as specifically required by Section 6.2(l);

                  (r) enter into any Contract providing for a Payable as to which Seller receives a payment term of more than sixty (60) days; or

                  (s) take, or agree in writing or otherwise to take, any of the actions described in Sections 5.3(a) through (r) above, or any other action that would prevent Seller from performing or cause Seller not to perform its covenants hereunder.

         5.4 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 5.1 hereof, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the letter agreement regarding mutual nondisclosure obligations between Parent and Seller dated October 3, 2002 (the "Confidentiality Agreement").

         5.5 Use of Confidential Information. Notwithstanding anything to the contrary contained herein or in any other agreement of Seller, including any agreement between Seller and any employee of Seller, upon and after the Closing, Buyer shall have the unrestricted, sublicensable and transferable right, and Seller hereby consents to such rights of Buyer, to use, disclose and exploit in any manner and without restriction any and all confidential information disclosed to, or learned by, Buyer in connection with the transactions contemplated hereby, disclosed by or embodied in any of the Acquired Assets, or known to any Designated Employee. To the extent that any Designated Employee may be bound by any agreement or policy of Seller that would in any way limit or restrict the rights of Buyer to confidential information hereunder, Seller shall not assert, enforce or otherwise exercise its rights under such agreement or policy against any Designated Employee or Buyer. After the Closing, Seller shall not: (i) transfer or license any Transferred Intellectual Property Rights to any third party; (ii) use, exercise or otherwise exploit any Transferred Technology; or (iii) disclose any Trade Secrets or other confidential information related to the Transferred Intellectual Property Rights to any third party.

         5.6 Covenant Not to Compete or Solicit.

                  (a) Subject to the Closing, and beginning on the Closing Date and ending on the second (2nd) anniversary of the Closing Date (the "Non-Competition Period"), without the prior written consent of Parent or Buyer, Seller shall not directly or indirectly engage in a Competitive Business Activity (as defined below) anywhere in the Restricted Territory (as defined below). For all purposes hereof, the term "Competitive Business Activity" shall mean: (i) engaging in, managing or directing persons engaged in any business that in any way competes with the Business; (ii) acquiring or having an ownership interest in any entity which derives revenues from any business that in any way competes with the Business (except for ownership of shares of Parent issued pursuant to this Agreement); or (iii) participating in the financing, operation, management or control of any firm, partnership, corporation, entity or business that derives revenues from any business that in any way competes with the Business. For all purposes hereof, the term "Restricted Territory" shall mean each and every country, province, state, city or other political subdivision of the world including those in which Parent, Buyer or Seller is currently engaged in business or otherwise distributes, licenses or sells products.

                  (b) Subject to the Closing, and beginning on the Closing Date and ending on the second (2nd) anniversary of the Closing Date, Seller shall not solicit, encourage or take any other action which is intended to induce or encourage any employee of Parent, Buyer or any subsidiary of Parent or Buyer or any Continuing Employee to terminate his or her employment with Parent, Buyer or any subsidiary of Parent or Buyer.

                  (c) The covenants contained in Section 5.6(a) shall be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision of the Restricted Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in Section 5.6(a). If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of Section 5.6(a) are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

                  (d) Seller acknowledges that (i) the value of the Acquired Assets is an integral component of the value of the Business to Parent and Buyer and is reflected in the value of the Stock Consideration and Cash Consideration to be received by Seller, and (ii) Seller's agreement as set forth in Sections 5.6(a) and 5.6(b) is necessary to preserve the value of the Acquired Assets for Parent and Buyer following the Closing. Seller also acknowledges that the limitations of time, geography and scope of activity agreed to in Section 5.6(a) are reasonable because, among other things, (A) Parent, Buyer and Seller are engaged in a highly competitive industry, (B) Seller has had unique access to the Trade Secrets and know-how of the Acquired Assets including, without limitation, the plans and strategy (and, in particular, the competitive strategy) relating to the Acquired Assets, and (C) Seller is receiving significant consideration in connection with the consummation of the transactions contemplated by this Agreement.

                  (e) The parties agree that in the event of a breach by Seller of any of the covenants set forth in Sections 5.6(a) and 5.6(b), monetary damages alone would be inadequate to fully protect Parent and Buyer from, and compensate Parent and Buyer for, the harm caused by such breach or threatened breach. Accordingly, Seller agrees that if it breaches or threatens breach of any provision of Sections 5.6(a) and 5.6(b), Buyer shall be entitled to, in addition to any other right or remedy otherwise available, the right to injunctive relief restraining such breach or threatened breach and to specific performance of any such provision of Sections 5.6(a) and 5.6(b), and neither Parent nor Buyer shall be required to post a bond in connection with, or as a condition to, obtaining such relief before a court of competent jurisdiction.

         5.7 No Solicitation.

                  (a) From and after the date of this Agreement until the earlier of the Closing Date or termination of this Agreement pursuant to Article 8, Seller will not, nor will Seller authorize or permit any of its officers, directors, affiliates or employees or any investment banker, attorney, accountant, Seller Affiliate or other advisor or representative retained by it to, directly or indirectly, (i) solicit, initiate, knowingly encourage or induce the making, submission or announcement of any Acquisition Proposal (as hereinafter defined), (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or knowingly take any other action to facilitate, or that would reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any Person with respect to any Acquisition Proposal, except to inform them as to the existence of these provisions, (iv) approve, endorse or recommend any Acquisition Proposal without complying with Section 5.16(c) or (v) enter into any letter of intent or similar document or any contract agreement or commitment providing for any Acquisition Transaction; provided, however, that nothing contained in this Section 5.7 shall prohibit the Board of Directors of Seller from, in response to a bona fide written Acquisition Proposal not solicited by

Seller in violation of this Section 5.7 that the Board of Directors of Seller has concluded in good faith (after consultation with a financial advisor of nationally recognized reputation) constitutes a Superior Offer (as defined in
Section 5.16(c)), (1) furnishing information to the party making such Superior Offer, to the extent that (A) the Board of Directors of Seller concludes in good faith, after consultation with its outside counsel, that its fiduciary obligations under applicable law require it to do so, (B) (x) concurrently with furnishing any such information Seller gives Buyer written notice of Seller's intention to furnish information to such party and (y) Seller receives from such party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such party on behalf of Seller, the terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement, and (C) contemporaneously with furnishing any such information to such party, Seller furnishes such information to Buyer (to the extent such information has not been previously furnished by Seller to Buyer), and (2) engaging in negotiations with the party making such Superior Offer to the extent that (A) the Board of Directors of Seller concludes in good faith, after consultation with its outside counsel, that its fiduciary obligations under applicable law require it to do so, (B) (x) concurrently with entering into negotiations with such party, Seller gives Parent and Buyer written notice of Seller's intention to enter into negotiations with such party and (y) Seller receives from such party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such party on behalf of Seller, the confidentiality terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement. Seller will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of Seller or any investment banker, attorney, accountant, Seller Affiliate or other advisor or representative of Seller shall be deemed to be a breach of this Section 5.7 by Seller.

                  (b) For purposes of this Agreement, "Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal by Parent or Buyer) contemplating any Acquisition Transaction. For purposes of this Agreement, "Acquisition Transaction" shall mean any transaction or series of related transactions involving: (i) any purchase from Seller or acquisition by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 10% interest in the total outstanding voting securities of Seller or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 10% or more of the total outstanding voting securities of Seller or any merger, consolidation, business combination or similar transaction involving Seller; (ii) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than non-exclusive licenses in the ordinary course of business), acquisition or disposition of more than 10% of the assets of Seller or of any of the Acquired Assets; or (iii) any liquidation or dissolution of Seller.

                  (c) In addition to the obligations of Seller set forth in paragraph (a) of this Section 5.7, Seller as promptly as practicable after learning of any of the following matters, and in any event no later than twenty-four hours, after learning of any of the following matters shall advise Buyer orally and in writing of any Acquisition Proposal or any request for non-public information or inquiry which Seller reasonably believes would lead to an Acquisition Proposal or to any Acquisition Transaction, the material terms and conditions of such, Acquisition Proposal, or request inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. Seller will keep Buyer informed as promptly as practicable of the status and details (including material amendments or proposed material amendments) of any such request, Acquisition Proposal or inquiry.

                  (d) Parent and Buyer hereby agree that Sections 1.1 and 1.2 of that certain Exclusivity and Right of First Refusal Agreement, dated as of October 7, 2002, by and among Parent and Seller (the "Exclusivity Agreement") shall have no force and effect during the term of this Agreement, but shall be reinstated immediately upon termination of this Agreement unless otherwise provided in the Exclusivity Agreement.

         5.8 Notification of Certain Matters.

                  (a) Seller shall give prompt notice to Buyer if Seller becomes aware of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of Seller contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing, and (ii) any material failure of Seller to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not (a) limit or otherwise affect any remedies available to Buyer or (b) constitute an acknowledgment or admission by Seller of a breach of this Agreement. No disclosure by Seller pursuant to this Section 5.8, however, shall be deemed to amend or supplement the Seller Disclosure Schedule or prevent or cure any misrepresentation, breach of warranty or breach of covenant.

                  (b) Parent and Buyer shall give prompt notice to Seller if either Parent or Buyer becomes aware of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of Parent or Buyer contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing, and
(ii) any material failure of Parent or Buyer to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.8(b) shall not (a) limit or otherwise affect any remedies available to Seller or (b) constitute an acknowledgment or admission by Parent or Buyer of a breach of this Agreement. No disclosure by Parent or Buyer pursuant to this Section 5.8(b), however, shall be deemed to amend or supplement the Parent Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

         5.9 New Employment Arrangements. At least three (3) business days prior to the Closing Date, each person who is a Designated Employee shall be offered "at-will" employment with Parent, to be effective as of the Closing Date, subject to proof evidencing a legal right to work in his or her country of current employment. Such "at-will" employment arrangements shall (i) be set forth in offer letters based on Parent's standard form (each, an "Offer Letter"), and (ii) supersede any prior employment agreements and other arrangements between Seller and any such Designated Employee in effect prior to the Closing Date. Each of the Key Employees is executing an Offer Letter prior to or concurrently with the execution of this Agreement, which Offer Letter shall be effective as of the Closing Date. Each employee of Seller who becomes an employee of Parent on or after the Closing Date shall be referred to hereafter as a "Continuing Employee." Continuing Employees shall be eligible to receive benefits consistent with Parent's standard human resources policies. Each Continuing Employee shall resign his or her employment with Seller effective as of the Closing, and shall waive any and all potential claims against Seller, Buyer and Parent for severance benefits based on any employment arrangement or related agreement between such Continuing Employee and Seller. In furtherance of the foregoing, immediately prior to the Closing, Seller shall terminate all employment agreements and other arrangements with each Continuing Employee (other than those termination letters (in form reasonably acceptable to Buyer) Seller is entering into with Key Employees providing for contingent payments to such persons terminated by Parent or Buyer within a designated period following Closing) and waive all of its rights under any such employment agreements or other arrangements, including without limitation any non-competition agreements and any duty of confidentiality owed to Seller by any such Continuing Employee, effective as of the Closing Date. If Seller terminates and is required to pay cash severance amounts to any Employee who is not employed by Parent on or as of the Closing Date, and such former Employee is then hired by Parent or Buyer prior to the earlier of two years following the Closing Date and the date of the Liquidation, Buyer shall repay such severance amounts to Seller, provided that Seller shall provide Buyer with reasonable written documentation of such amounts.

         5.10 Public Disclosure. Except as may be required by law or any listing agreement with a national securities exchange or with the Nasdaq Stock Market, Inc. (in which case each party agrees to consult with the other party hereto to the extent practicable before making any such public statement or communication), no party shall issue any public statement or communication to any third party (other than their respective agents) regarding the subject matter of this Agreement or the transactions contemplated hereby without the consent of the other party. Immediately following the execution of this Agreement, the parties shall issue a joint press release announcing the execution of this Agreement and the transactions contemplated hereby, and each of Parent and Seller shall be entitled, in its discretion, to file a current report with the SEC disclosing the foregoing matters.

         5.11 Consents. Seller shall use its reasonable best efforts to obtain all consents, waivers and approvals under any Contract (including the Transferred Contracts) as may be required in connection with this Agreement and the Collateral Agreements in order to effect the transactions contemplated hereby and thereby and so as to validly and effectively assign all rights and benefits of Seller under the Transferred Contracts to Buyer. In addition, Seller shall use reasonable best efforts, during the period from the date of this Agreement until the Closing to obtain (i) the consents to the Real Property Subleases, which consents shall be in a form reasonably acceptable to Buyer, of the master landlords, licensors, lessors or owners of the real property which is the subject of the Real Property Subleases and (ii) the consents, which consents shall be in a form reasonably acceptable to Buyer, of any landlord, licensor or owner of the Leased Real Property to the transactions contemplated by this Agreement. Notwithstanding the foregoing, in the event that any such master landlord, licensor, lessor or owner conditions its grant of a consent to a Real Property Sublease or to the transactions contemplated by this Agreement (including by threatening to exercise a "recapture" or other termination right) upon the payment of a consent fee, "profit sharing" payment or other consideration, including increased rent payments, Buyer shall be responsible for making all payments required to obtain such consent up to a maximum of $10,000 in the aggregate, and shall indemnify, defend, protect and hold harmless Seller from all losses, costs, claims, liabilities and damages arising from the same. All such fee and payment amounts referred to in the immediately preceding sentence in excess of $10,000 in the aggregate shall be the responsibility of Seller, and Seller shall indemnify, defend, protect and hold harmless Buyer from all losses, costs, claims, liabilities and damages arising from the same.

         5.12 Benefits Liabilities. From and after the Closing Date, Seller shall (i) sponsor and (ii) assume or retain, as the case may be, and be solely responsible for all Benefits Liabilities relating to Designated Employees arising under, resulting from or relating to any Employee Plans whether incurred before, on or after the Closing Date.

         5.13 COBRA Continuation Coverage. Seller agrees and acknowledges that the selling group (as defined in Treasury Regulation Section 54.4980B-9, Q&A-3(a)) of which it is a part (the "Selling Group") will continue to offer a group health plan to employees of Seller after the Closing Date and, accordingly, that Seller and the Selling Group shall be solely responsible for providing continuation coverage under COBRA to those individuals who are M&A qualified beneficiaries (as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(a)) with respect to the transactions contemplated by this Agreement and the Collateral Agreements (collectively, the "Seller M&A Qualified Beneficiaries"). Seller shall indemnify, defend and hold harmless Parent and Buyer for, from and against any and all claims, liabilities, losses, costs and expenses (including attorney's fees) relating to, arising out of, or resulting from any and all COBRA obligations, liabilities and claims related to Seller M&A Qualified Beneficiaries and all other qualified beneficiaries (as defined in Code Section 4980B(g)(1)) with respect to Sellers' Employee Plans, including any group health plans. Seller further agrees and acknowledges that in the event that the Selling Group ceases to provide any group health plan to any employee prior to the expiration of the continuation coverage period for all Seller M&A Qualified Beneficiaries (pursuant to Treasury Regulation Section 54.4980B-9, Q&A-8(c)), then Seller shall provide Buyer with (i) written notice of such cessation as far in advance of such cessation as is reasonably practicable (and, in any event, at least thirty (30) days prior to such cessation), and (ii) all information necessary or appropriate for Buyer to offer continuation coverage to such Seller M&A Qualified Beneficiaries. Buyer will be responsible for providing continuation coverage under COBRA for Continuing Employees (and any individual who constitutes a qualified beneficiary under COBRA with respect to a Continuing Employee) which relates to a qualifying event occurring after the Closing Date.

         5.14 Protection of Seller Creditors. Seller shall deliver to Buyer three (3) business days prior to the Closing Date a schedule which shall contain an accurate and complete list of all Seller Creditors and all Liability Amounts as of the Closing Date (as reasonably estimated by Seller). Seller will not make any distribution, dividend, liquidation disbursement or other payment of cash, stock or property to its stockholders until the date at which Seller has (i) reserved and set aside the full amounts of Parent common stock and cash required by Section 7.7 for the protection of the Buyer Indemnified Parties, which amounts shall not be reduced thereafter (during the period set forth in Section 7.7) except as reduced by payments to the Buyer Indemnified Parties as required by Article 7 hereof, and (ii) satisfied in full or, in the reasonable judgment of the Board of Directors of Buyer, has made adequate provision to satisfy in full, each Liability Amount. Thereafter, so long as the conditions set forth in the immediately preceding sentence remain satisfied, Seller may make distributions to its stockholders, subject at all times to the limitations set forth herein and in Section 7.7.

         5.15 Registration Statement. As promptly as reasonably practicable following the execution and delivery of this Agreement by all parties hereto, Parent shall prepare and file with the SEC a registration statement on Form S-4 (the "Registration Statement") and include therein a proxy statement (the "Proxy Statement") to be sent to Seller's stockholders soliciting their adoption and approval of (i) this Agreement and the transactions contemplated hereby, (ii) the Name Change, and (iii) the Liquidation. Seller shall provide to Parent and its counsel for inclusion in the Proxy Statement, in form and substance reasonably satisfactory to Parent and its counsel, such information concerning the Seller, its operations, capitalization, share ownership, the Seller Charter Documents, applicable Colorado Law and other matters as Parent or its counsel may reasonably request. Seller shall cause its legal counsel and independent auditors to cooperate with Parent's legal counsel and independent auditors in the preparation of the Proxy Statement and the Registration Statement. Each of Parent and Seller shall use its commercially reasonable efforts to respond to any comments of the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to cause the Proxy Statement to be mailed to the Seller's stockholders at the earliest practicable time. Each party will notify the other parties hereto promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Registration Statement or the Proxy Statement, or for additional information, and will supply the other party with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Registration Statement or the Proxy Statement. Whenever any event occurs which should be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, Parent or the Seller, as the case may be, shall promptly inform the other party of such occurrence and cooperate in the preparation and filing of such supplement or amendment with the SEC or its staff as promptly as practicable thereafter. Each of Parent and Seller shall use commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. The information supplied by Seller, Parent and Buyer for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement will not, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         5.16 Meeting of Seller's Stockholders.

                  (a) As promptly as practicable after the declaration of the effectiveness of the Registration Statement by the SEC, Seller will take all action necessary in accordance with applicable law and the Seller Charter Documents to convene a meeting (the "Seller Stockholders' Meeting") of Seller's stockholders to consider adoption and approval of this Agreement and approval of the transactions contemplated hereby, the Name Change, and the approval of the liquidation, dissolution or winding-down of Seller's business after the Closing in a manner providing for prior or concurrent full payment to or adequate provision for all creditors (including the Seller Creditors) in advance of any distribution to Seller's stockholders and otherwise in accordance with all applicable terms of this Agreement (the "Liquidation"). The Seller Stockholders' Meeting shall be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of the effectiveness of the Registration Statement by the SEC. Subject to Section 5.16(c) hereof, Seller will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the transactions contemplated hereby, the Name Change and the Liquidation, and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the Seller Charter Documents or applicable law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, Seller may adjourn or postpone the Seller Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to Seller's stockholders in advance of a vote, or if as of the time for which Seller Stockholders' Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Seller's common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Seller's Stockholders' Meeting. Seller shall ensure that the Seller Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Seller in connection with Seller Stockholders' Meeting are solicited, in compliance with applicable law and the Seller Charter Documents. Seller's obligation to call, give notice of, convene and hold the Seller Stockholders' Meeting in accordance with this Section 5.16(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Seller of any Acquisition Proposal (as defined in Section 5.7), or by any withdrawal, amendment or modification of the recommendation of the Board of Directors of Seller with respect to this Agreement and/or the transactions contemplated hereby.

                  (b) Subject to Section 5.16(c): (i) the Board of Directors of Seller shall recommend that Seller's stockholders vote in favor of the adoption and approval of this Agreement, the Name Change and the Liquidation at the Seller Stockholders' Meeting; (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of Seller has recommended that Seller's stockholders vote in favor of the adoption and approval of this Agreement, the Name Change and the Liquidation at the Seller Stockholders' Meeting; and (iii) neither the Board of Directors of Seller nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent or Buyer, the recommendation of the Board of Directors of Seller that Seller's stockholders vote in favor of the adoption and approval of this Agreement, the Name Change and the Liquidation.

                  (c) Nothing in this Agreement shall prevent the Board of Directors of Seller from withholding, withdrawing, amending or modifying its recommendation in favor of the transactions contemplated hereby if (i) a Superior Offer (as defined below) is made to Seller and is not withdrawn, (ii) Seller shall have provided written notice to Buyer (a "Notice of Superior Offer") advising Buyer that Seller has received a Superior Offer, specifying the material terms and conditions of such Superior Offer and identifying the person or entity making such Superior Offer, (iii) Buyer shall not have, within ten
(10) business days of Buyer's receipt of the Notice of Superior Offer, made an offer that the Seller's Board of Directors by a majority vote determines in its good faith judgment to be in all material respects not less favorable to Seller's stockholders from a financial point of view than such Superior Offer (it being agreed that the Seller's Board of Directors shall convene a meeting to consider any such offer by Buyer promptly following the receipt thereof), (iv) the Board of Directors of Seller determines in good faith by the vote required by applicable law, after consultation with its outside counsel, that, in light of such Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is required in order for the Board of Directors of Seller to comply with its fiduciary obligations to Seller's stockholders under applicable law and (v) neither Seller nor any of its representatives shall have violated any of the restrictions set forth in Section 5.7 or this Section 5.16 in connection with such Superior Offer. Seller shall provide Buyer with at least three (3) business days prior notice (or such lesser prior notice as is provided to the members of Seller's Board of Directors but in no event less than twenty-four hours notice) of any meeting of Seller's Board of Directors at which Seller's Board of Directors is reasonably expected to consider any Acquisition Proposal or Superior Offer. Nothing contained herein shall limit Seller's obligation to hold and convene the Seller Stockholders' Meeting (regardless of whether the recommendation of the Board of Directors of Seller shall have been withdrawn, amended or modified). For purposes of this Agreement "Superior Offer" shall mean a bona fide written offer not solicited by Seller in violation of Section 5.7 to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash or cash and securities, either (x) greater than 50% of the total outstanding voting securities of Seller, or (y) all or substantially all the assets of Seller, in either case on terms that the Board of Directors of Seller determines, in its good faith judgment (after consultation with a financial adviser of nationally recognized reputation) to be materially more favorable to Seller or Seller's stockholders from a financial point of view than the terms of the transaction contemplated by this Agreement and is reasonably capable of being consummated; provided, however, that any such offer shall not be deemed to be a "Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed, unless the Seller Board of Directors determines in its good faith judgment (after consultation with a nationally recognized financial adviser) that such financing will be obtained upon reasonable terms and on a timely basis. The parties agree that, solely for purposes of clause (1) of the proviso of the first sentence of Section 5.7(a) hereof, an Acquisition Proposal shall not be precluded from being deemed a "Superior Offer" solely as a result of such Acquisition Proposal being conditioned upon the completion of due diligence.

                  (d) Nothing contained in this Agreement shall prohibit Seller or its Board of Directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act with respect to a Superior Offer; provided, however, that the content of any such disclosure shall be governed by the terms of this Agreement.

         5.17 Commercially Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement and the Collateral Agreements for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided that no party to this Agreement shall be required to agree to any divestiture of shares of capital stock or of any business, assets or property of Buyer or its subsidiaries or affiliates or of Seller, as the case may be, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

         5.18 Additional Documents and Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may reasonably be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

         5.19 Change of Control Agreements. Other than the termination letters with Key Employees contemplated in Section 5.9, upon the written request of Buyer, Seller shall take commercially reasonable actions to have any Designated Employee or Continuing Employee waive and terminate any right under any change of control agreement with Seller.

         5.20 Post Closing Tax Covenants.

                  (a) Subject to Section 5.20(c) below, Seller will be responsible for the preparation and filing of all Tax Returns of Seller (including Tax Returns required to be filed after the Closing Date) to the extent such Tax Returns include or relate to (i) the use or ownership of the Acquired Assets by Seller, (ii) sales and use taxes incurred in connection with the transactions contemplated by the agreement and (iii) employment taxes (A) accrued through and including the Closing Date, with respect to Continuing Employees, and (B) with respect to Employees who are not Continuing Employees. Such Tax Returns shall be true, complete and correct and prepared in accordance with applicable law in all material respects. Except as otherwise provided in
Section 2.8 hereof, Seller will be responsible for and make all payments of Taxes shown to be due on such Tax Returns.

                  (b) Buyer will be responsible for the preparation and filing of all Tax Returns it is required to file with respect to Buyer's ownership or use of the Acquired Assets and employment of the Continuing Employees attributable to taxable periods (or portions thereof) commencing on or after the Closing Date. Such Tax Returns shall be true, complete and correct and prepared in accordance with applicable law in all material respects. Buyer will make all payments of Taxes shown to be due on such Tax Returns.

                  (c) In the case of any real or personal property taxes (or other similar Taxes) attributable to the Acquired Assets which returns cover a taxable period commencing before the Closing Date and ending thereafter, Buyer shall prepare such returns and make all payments required with respect to any such return; provided, however, Seller will promptly reimburse Buyer upon receipt of a copy of the filed Tax return to the extent any payment made by Buyer relates to that portion of the taxable period ending on or before the Closing Date which amount shall be determined and prorated on a per diem basis.

                  (d) To the extent relevant to the Acquired Assets, each party shall (i) provide the other with such assistance as may reasonably be required in connection with the preparation of any Tax Return and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for Taxes and
(ii) retain and provide the other with all records or other information that may be relevant to the preparation of any Tax Returns, or the conduct of any audit or examination, or other proceeding relating to Taxes. Seller shall retain all documents, including prior years' Tax Returns, supporting work schedules and other records or information with respect to all sales, use and employment tax returns and, absent the receipt by Seller of the relevant Sales Tax Certificates, shall not destroy or otherwise dispose of any such records for six
(6) years after closing without the prior written consent of Buyer or Parent.

         5.21 Employee Withholding. Seller shall prepare and furnish to Continuing Employees a Form W-2 which shall reflect all wages and compensation paid to Continuing Employees for that portion of the calendar year in which the Closing Date occurs during which the Continuing Employees were employed by Seller. Seller shall furnish to Parent the Forms W-4 and W-5 of each Continuing Employee. Parent shall send to the appropriate Social Security Administration office a duly completed Form W-3 and accompanying copies of the duly completed Form W-2. It is the intent of the parties hereunder that the obligations of Parent and Seller under this Section 5.21 shall be carried out in accordance with Section 5 of Revenue Procedure 96-60.

         5.22 Restrictions on Resale or Distribution of Stock Consideration. In addition to any restrictions imposed by applicable securities laws or any other provision of this Article 5 or Article 7, Seller may not sell, in any consecutive thirty (30) day period, more than the greater of (a) ten percent (10%) of the number of shares of Parent common stock comprising the aggregate Stock Consideration issued pursuant to this Agreement, or (b) the number of shares of Parent common stock that is equal to sixty-six percent (66%) of the average weekly reported volume of trading in such shares on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks immediately preceding the first date of such proposed sale (excluding from such calculations shares sold by Seller during such four-week period); provided, however, that the foregoing shall not limit the number of shares of Parent common stock that can be distributed by Seller to its stockholders. Notwithstanding anything to the contrary contained herein, and subject to compliance with applicable laws and with Parent's insider trading policy (where applicable), the stockholders of Seller will in no way be prevented or otherwise limited in their ability to sell or otherwise transfer such shares of Parent common stock as such stockholders of Seller may receive from Seller pursuant to a distribution, liquidation disbursement or other payment by Seller.

         5.23 Payables. Seller shall deliver to Buyer on the Closing Date a schedule containing complete and accurate lists of all Payables outstanding as of the date three (3) business days prior to the Closing Date. Seller's delivery of such schedule shall not be deemed to amend or update Seller's representations and warranties made as of the execution date of this Agreement and contained in
Section 3.24 hereof, nor shall it be deemed to update or amend Sections 3.24(b) of the Seller Disclosure Schedule.

         5.24 Change of Name; Use of Name. Seller will take all action necessary or appropriate to change its corporate name, effective upon the Closing, to a name that does not include the word "Vari-L" or any variant thereof or other name substantially similar thereto (the "Name Change"), and will take such other actions within its power as may be necessary or appropriate to permit Buyer immediately after the Closing to use Seller's present corporate name. From and after the effective date of the change of the Seller's corporate name, Seller shall not use the present Seller corporate name or any other name that includes the word "Vari-L" or any variant thereof or other name substantially similar thereto for any purpose except to refer to the business conducted by Seller prior to the Closing.

         5.25 Performance Under Loan Facility. Parent shall in all material respects perform or comply with the agreements and covenants of Parent contained in the Loan Facility.

         5.26 Insurance. For so long as the Seller remains in existence and for a period of six (6) months following the completion of the Liquidation, Seller will use reasonable best efforts to maintain in effect the current policies of directors' and officers' liability insurance maintained by the Seller covering those persons who are currently covered by such policies (provided that the Seller may substitute therefor policies issued by A- rated carriers or better for at least the same coverage and amounts and containing terms and conditions which are materially no less advantageous than those contained in the current directors' and officers' liability insurance policy as of the date hereof); provided, however, that in no event will Seller be required to expend in excess of 150% of the annual premium currently paid by Seller for such coverage (and to the extent the annual premium would exceed 150% of the annual premium currently paid by Seller for such coverage, Seller shall use reasonable best efforts to cause to be maintained the maximum amount of coverage as is available for such 150% of such annual premium).

         5.27 Asvan Payments. In the event that (i) Asvan Technology, LLC ("Asvan") gives notice of an Exclusivity Event (as defined in that certain letter (the "Asvan Agreement") among Seller, Varalakshmi Basawapatna, Ganesh Basawapatna and Asvan dated as of January 25, 2002) within the notice period prescribed in Exhibit D to the Asvan Agreement for the period ending June 30, 2003 (the "Applicable Period") and (ii) Asvan is entitled to receive a guarantee obligation payment of up to $100,000 pursuant to Section 3 of Exhibit D to the Asvan Agreement following such notice of an Exclusivity Event (the "Asvan Payment"), then Seller agrees to pay the Asvan Payment within the time period specified under the Asvan Agreement. Seller agrees that the Asvan Payment constitutes a Liability Amount, and the estimated liability therefor is $100,000.

         5.28 Supplemental Transferred Contracts. In addition to, and not in limitation of, any other covenant of Seller contained in this Agreement, between the date hereof and the Closing Date, concurrently with the monthly delivery of unaudited Financial Statements (as defined in the Loan Facility) pursuant to the Loan Facility, Seller shall deliver to Buyer (the first such delivery to be made in January 2003) an accurate and complete written list of all Contracts entered into by Seller during the period covered by such Financial Statements (as defined in the Loan Facility) that relate to the Business or the Acquired Assets (each an "Eligible Contract"), as well as an accurate and complete copy of each Eligible Contract, including all schedules, exhibits and amendments thereto; provided, however, that with respect to purchase orders, Seller need only provide a monthly list containing the following information with respect to each such purchase order:
(A) the customer or vendor name, (B) the quantity and type (by Product number) of Product or other goods ordered, and (C) the price specified for such Products or other goods. Seller shall also deliver such a list and related Contract copies (other than purchase orders) on the Closing Date as necessary to cover any period between the delivery of the last required monthly list hereunder and the Closing Date. Each such Eligible Contract disclosed to Buyer in the manner required by this Section 5.28 which (i) was entered into in the normal course of the Business consistent with past practice, and (ii) was not entered into in violation of any covenant of Seller contained in this Agreement, shall be deemed a "Supplemental Transferred Contract" hereunder. In addition, each such Eligible Contract disclosed to Buyer in the manner required by this Section 5.28 which
(i) was not entered into in the normal course of the Business consistent with past practice, or (ii) otherwise was entered into in violation of any covenant of Seller contained in this Agreement, shall be deemed a "Supplemental Transferred Contract" hereunder, solely to the extent that Buyer so elects in a written election delivered to Seller within five (5) business days after receipt by Buyer of the materials required by this Section 5.28 with respect to such Eligible Contract.

                                    ARTICLE 6

                            CONDITIONS TO THE CLOSING

         6.1 Conditions to Obligations of Each Party. The respective obligations of Parent, Buyer and Seller to effect the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing, of the following conditions, any of which may be waived in a writing executed by each of (i) Parent or Buyer and (ii) Seller:

                  (a) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting the consummation of the transactions contemplated hereby.

                  (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, nor shall any proceeding brought by a Governmental Entity seeking any of the foregoing be pending.

                  (c) Stockholder Approval. This Agreement shall have been approved and adopted, and the Liquidation shall have been duly approved, by the requisite vote under applicable law and the Seller Charter Documents, by stockholders of Seller.

                  (d) Governmental Approval. Approvals from any court, administrative agency, commission, or other federal, state, county, local or other foreign governmental authority, instrumentality, agency, or commission (if any) deemed appropriate or necessary by Buyer to consummate the transactions contemplated hereby shall have been timely obtained.

                  (e) Registration Statement Effective. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose, and no similar proceeding with respect to the Proxy Statement, shall have been initiated or threatened in writing by the SEC or its staff.

         6.2 Additional Conditions to the Obligations of Buyer. The obligations of Parent and Buyer to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and
Buyer:

                  (a) Representations and Warranties. The representations and warranties of the Seller contained in this Agreement and in any certificate or other writing delivered by the Seller pursuant hereto shall have been true and correct on the date hereof and as of the Closing Date as though made on and as of the Closing Date, except to the extent that such representations and warranties refer to a specific date, in which case such representations and warranties shall have been true and correct as of such date; provided, however, that this Section 6.2(a) shall be deemed to be satisfied so long as any failures of such representations and warranties to be true and correct, in the aggregate, have not had, and are not reasonably likely to have, a Material Adverse Effect on Seller (it being understood that, for purposes of determining the accuracy of the representations and warranties of the Seller, all "Material Adverse Effect" qualifications and all other qualifications based on the word "material" contained in such representations and warranties shall be disregarded). Parent and Buyer shall have received a certificate with respect to the foregoing, dated the Closing Date, and signed on behalf of the Seller by the President and the Chief Financial Officer of the Seller.

                  (b) Agreements and Covenants. The Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing, and Parent and Buyer shall have received a certificate to such effect signed by a duly authorized officer of the Seller.

                  (c) Litigation. There shall be no Action or Proceeding of any nature pending or, to Seller's Knowledge, threatened against (i) Seller, its properties or any of its officers or directors arising out of, or in any way connected with, the transactions contemplated hereby, or (ii) the Business, the Acquired Assets or the Designated Employees, in either case which would result in or would be reasonably likely to result in a Material Adverse Effect on Seller.

                  (d) Third Party Consents. Seller shall have obtained all consents, waivers, approvals and assignments required by or with regard to the Contracts listed on Schedule 6.2(d) in connection with Seller's performance under this Agreement and the Collateral Agreements and the consummation of the transactions contemplated hereby and thereby, each in form reasonably acceptable to Buyer. Seller shall have obtained all consents, waivers, approvals and assignments (each in form reasonably acceptable to Buyer) required by or with regard to any Contracts which were either (i) entered into by Seller prior to the date of this Agreement and not disclosed to Parent or Buyer prior to the execution date of this Agreement, or (ii) entered into by Seller between the date of this Agreement and the Closing Date other than any such consents, waivers, approvals and assignments which, individually or in the aggregate, are not material.

                  (e) Termination of Agreements. Seller shall have terminated each of those Contracts listed on Schedule 6.2(e) to this Agreement and each such Contract shall be of no further force or effect.

                  (f) Release of Liens. Buyer shall have received from Seller a duly and validly executed copy of all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Buyer, that are necessary or appropriate to evidence the release of all Liens set forth in
Schedule 6.2(f) to this Agreement.

                  (g) No Material Adverse Effect. There shall not have occurred since the date of this Agreement any event or condition of any character that has had or is reasonably likely to have a Material Adverse Effect on Seller.

                  (h) New Employment Arrangements. At least four (4) of the five
(5) the Key Employees (including Chuck Bland, Daniel Wilmot and Tim Schamberger) shall have entered into "at-will" employment arrangements with Parent pursuant to their execution of an Offer Letter, shall have agreed to be employees of Parent after the Closing, and shall be employees of Seller immediately prior to the Closing. In addition, effective as of the Closing Date, other than the termination letters contemplated by Section 5.9, Seller shall have terminated all employment agreements and other arrangements with the Continuing Employees and shall have waived all of its rights under any such employment agreements or other arrangements, including any duty of confidentiality owed to Seller by any such Continuing Employee.

                  (i) Non-Competition Agreements. At least four (4) of the five
(5) the Key Employees (including Chuck Bland, Daniel Wilmot and Tim Schamberger) shall have executed the Non-Competition Agreements prior to or concurrently with the execution and delivery of this Agreement and such Non-Competition Agreements shall be in full force and effect as of the Closing Date.

                  (j) Certificate of Secretary of Seller. Buyer shall have received a certificate, validly executed by the Secretary of Seller, certifying as to (i) the terms and effectiveness of the Seller Charter Documents, (ii) the valid adoption of resolutions by the Board of Directors of Seller approving and adopting this Agreement, and (iii) the valid adoption and approval by the stockholders of Seller of this Agreement and the valid approval by such stockholders of transactions contemplated hereby and the Liquidation.

                  (k) Deliveries. Seller shall have delivered to Buyer executed copies of the Collateral Agreements and shall have delivered, transferred or assigned (as the case may be) all of the Acquired Assets as set forth in Article 2 hereof.

                  (l) Litigation Settlements. A court of competent jurisdiction shall have granted final approval of a settlement agreement consistent with the terms of the Memorandum of

Understanding, and no more than ten percent (10%) of the shareholders comprising the plaintiff class shall have opted out of such settlement. A court of competent jurisdiction shall have granted final approval of one or more settlement agreements by and among Seller, the plaintiffs in the legal actions contemplated by the Memorandum of Understanding, Joseph H. Kiser, JC Enterprises, David G. Sherman, Jon C. Clark and Derek L. Bailey, which final approval resolves all known claims among any such parties in a manner that does not adversely affect the Business, the Acquired Assets, Buyer or Parent. Copies of each such settlement agreement or order, executed in full, and any related documentation Buyer may reasonably request, shall be provided by Seller prior to Closing. Neither (i) the shareholder derivative action (Case No. 00-CV-6001) filed, purportedly on behalf of the Seller, in District Court, City and County of Denver against Joseph Kiser, David Sherman, Jon Clark, Derek Bailey, Sarah Booher, David Lisowski, Anthony Petrelli, Jae Shim and the Seller nor (ii) the appeal filed by the derivative plaintiff with the Colorado Court of Appeals with respect to same (Case No. 02-CA-1901) shall have been appealed, reinstated or re-filed.

                  (m) Environmental Investigations. The findings of the Environmental Investigations conducted at the Leased Real Property (as indicated in the final written report on such findings as delivered to Parent (the "Final Report")) shall not have identified any fact, condition or occurrence that, in the written good faith estimate of the third party consultant performing the Environmental Investigations, will or could reasonably be expected to result in related environmental costs or expenses in excess of $250,000 in the aggregate assuming that the transactions contemplated hereby are consummated. The amount of such environmental costs and expenses as estimated in the Final Report shall hereinafter be referred to as the "Identified Environmental Liabilities." In the event that the Identified Environmental Liabilities exceed $250,000, Parent shall have ten (10) business days following Parent's receipt of the Final Report to terminate this Agreement by providing written notice of such termination to Seller. If such notice of termination is not provided to Seller within such ten
(10) business day period, this closing condition shall be deemed to have been waived by Parent and Buyer.

         6.3 Additional Conditions to Obligations of Seller. The obligations of Seller to consummate and effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Seller:

                  (a) Representations and Warranties. The representations and warranties of Parent and Buyer contained in this Agreement and in any certificate or other writing delivered by Parent or Buyer pursuant hereto shall have been true and correct on the date hereof and as of the Closing Date as though made on and as of the Closing Date, except to the extent that such representations and warranties refer to a specific date, in which case such representations and warranties shall have been true and correct as of such date; provided, however, that this Section 6.3(a) shall be deemed to be satisfied so long as any failures of such representations and warranties to be true and correct, in the aggregate, have not had, and are not reasonably likely to have, a Material Adverse Effect on Buyer (it being understood that, for purposes of determining the accuracy of the representations and warranties of Parent and Buyer, all "Material Adverse Effect" qualifications and all other qualifications based on the word "material" contained in such representations and warranties shall be disregarded). Seller shall have received a certificate with respect to the foregoing, dated the Closing

Date, and signed on behalf of the Seller by the President and the Chief Financial Officer of the Parent.

                  (b) Agreements and Covenants. Each of Parent and Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing, and Seller shall have received a certificate to such effect signed by a duly authorized officer of each of Parent and Buyer.

                  (c) Certificate of Secretaries of Parent and Buyer. Seller shall have received certificates, validly executed by the Secretaries of Parent and Buyer, certifying as to (i) the terms and effectiveness of the certificate of incorporation and the bylaws of Parent and Buyer, and (ii) the valid adoption of resolutions of the Board of Directors of Parent and Buyer approving this Agreement and the consummation of the transactions contemplated hereby.

                  (d) Deliveries. Buyer shall have delivered to Seller executed copies of the Collateral Agreements.

                                    ARTICLE 7

           SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

         7.1 Survival of Representations, Warranties and Covenants. The representations and warranties of Seller contained in this Agreement, or in any certificate delivered pursuant to this Agreement, shall survive the Closing and shall terminate on the later of (i) March 31, 2004, and (ii) the date at which all indemnification claims against Seller made by all Buyer Indemnified Parties pursuant to this Article 7 on or prior to March 31, 2004 are paid in full or otherwise resolved in accordance with this Article 7. The representations and warranties of Parent and Buyer contained in this Agreement, or in any certificate delivered pursuant to this Agreement, shall survive the Closing and shall terminate on the later of (i) March 31, 2004, and (ii) the date at which all indemnification claims against Parent and Buyer made by all Seller Indemnified Parties pursuant to this Article 7 on or prior to March 31, 2004 are paid in full or otherwise resolved in accordance with this Article 7.

         7.2 Indemnification.

                  (a) By Seller. Seller agrees to indemnify and hold Parent and Buyer and their respective officers, directors, employees, agents and affiliates (the "Buyer Indemnified Parties"), harmless against all claims, losses, liabilities, damages, deficiencies, diminutions in value, costs and expenses, including reasonable attorneys' fees and expenses of investigation and defense (hereinafter individually a "Loss" and collectively "Losses") (other than Losses sustained by Parent or Buyer due to payments made by Parent or Buyer pursuant to
Section 7.2(b) hereof) incurred or sustained by the Buyer Indemnified Parties, or any of them, directly or indirectly, as a result or arising out of (i) any breach or inaccuracy of a representation or warranty of Seller contained in this Agreement or in any certificate delivered pursuant to this Agreement (it being understood that for purposes of determining the accuracy of such representations and warranties under this Section 7.2, such determination shall be made without giving effect to any materiality or Material Adverse Effect qualifications contained in such representations and warranties), (ii) any failure by Seller to perform or comply with any covenant applicable to it contained in this Agreement, or (iii) any Excluded Liabilities.

                  (b) By Parent and Buyer. Parent and Buyer jointly and severally agree to indemnify and hold Seller and its officers, directors, employees, agents and affiliates (the "Seller Indemnified Parties"), harmless against all Losses (other than Losses sustained by Seller due to payments made by Seller pursuant to Section 7.2(a) hereof) incurred or sustained by the Seller Indemnified Parties, or any of them, directly or indirectly, as a result or arising out of (i) any breach or inaccuracy of a representation or warranty of Parent or Buyer contained in this Agreement or in any certificate delivered pursuant to this Agreement (it being understood that for purposes of determining the accuracy of such representations and warranties under this Section 7.2, such determination shall be made without giving effect to any materiality or Material Adverse Effect qualifications contained in such representations and warranties),
(ii) any failure by Parent or Buyer to perform or comply with any covenant given or made by it contained in this Agreement, or (iii) any Assumed Liabilities. The Buyer Indemnified Parties and the Seller Indemnified Parties are sometimes generically referred to herein as "Indemnified Parties."

         7.3 Indemnification Procedure. An Indemnified Party seeking indemnification hereunder shall deliver an Officer's Certificate to the party from whom indemnification is sought (the "Indemnifying Party"). An Indemnifying Party may object to such claim by written notice to such Indemnified Party specifying the basis for the Indemnifying Party's objection, within thirty (30) days following receipt by the Indemnifying Party of notice from such Indemnified Party regarding such claim. If no objection is made, the Indemnifying Party shall promptly pay the claim. For the purposes hereof, "Officer's Certificate" shall mean a certificate signed by any natural Person who is an Indemnified Party or any executive officer of an Indemnified Party that is not a natural
Person: (i) stating that such Indemnified Party has paid, sustained, incurred, or properly accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue Losses, and (ii) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred, or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant, Excluded Liability or Assumed Liability to which such item is related.

         7.4 Resolution of Conflicts; Arbitration.

                  (a) In case an Indemnifying Party shall object in writing to any claim or claims made in any Officer's Certificate to recover Losses within thirty (30) days after delivery of such Officer's Certificate, Seller and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If Seller and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by all parties and the Indemnifying Party shall promptly pay to the Indemnified Party the amount of the claim agreed upon, if any.

                  (b) If no such agreement can be reached after good faith negotiation and prior to sixty (60) days after delivery of an Officer's Certificate, Parent or Seller may demand arbitration of the matter unless the amount of the Loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Parent and Seller. In the event that, within thirty (30) days after submission of any dispute to arbitration, Parent and Seller cannot mutually agree on one arbitrator, then, within fifteen (15) days after the end of such thirty (30) day period, Parent and Seller shall each select one arbitrator. The two arbitrators so selected shall select a third arbitrator.

                  (c) Any such arbitration shall be held in Santa Clara County, California, under the rules then in effect of the American Arbitration Association. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including without limitation, the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer's Certificate shall be final, binding, and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s). Within thirty (30) days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party.

                  (d) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

         7.5 Third-Party Claims. In the event an Indemnified Party becomes aware of a third-party claim which such Indemnified Party reasonably believes may result in a demand for indemnification pursuant to this Article 7, the Indemnified Party shall notify the Indemnifying Party of such claim, and the Indemnifying Party shall be entitled, at its expense, to assume the defense of such claim within five (5) days of receipt of such notice, if (i) (A) the amount at issue in the claim (as alleged by the third party claimant or, if no amount is so specified, as estimated in good faith by the board of directors of the Indemnified Party) is less than (B) the difference between (x) the maximum potential dollar amount of the Indemnifying Party's indemnification obligations hereunder with respect to such claim and (y) the amount of all indemnity payments made by the Indemnifying Party pursuant hereto through such date, and
(ii) (A) the Indemnifying Party has sufficient cash and cash equivalents (in the case of Seller excluding all amounts that may be required to satisfy the Liability Amounts, as well as all amounts that Seller is required to retain for the protection of the Buyer Indemnified Parties pursuant to Section 7.7) to fully defend such claim, and (B) the

Indemnifying Party has sufficient cash and cash equivalents (in the case of Seller excluding all amounts that may be required to satisfy the Liability Amounts) to satisfy the full amount at issue in such claim (as specified or estimated by the method set forth above). Before assuming the defense of any third-party claim hereunder, the Indemnifying Party shall be required substantiate that the above financial conditions are met through delivery of bank statements and other documentary evidence reasonably satisfactory to the Indemnified Party. An Indemnified Party's failure to comply with the notification requirement contained in the immediately preceding sentence shall not adversely affect such Indemnified Party's right to indemnification hereunder except to the extent such failure to provide notice materially prejudices the Indemnifying Party's ability to defend against a third-party claim. If the Indemnifying Party is entitled hereunder and so elects to assume the defense of any such claim or proceeding: (a) the Indemnifying Party shall proceed to defend such claim or proceeding in a diligent manner with counsel reasonably satisfactory to the Indemnified Parties; (b) the Indemnified Parties shall make available to the Indemnifying Party copies of any non-privileged documents and materials in the possession of the Indemnified Parties that may be reasonably necessary to the defense of such claim or proceeding; (c) the Indemnifying Party shall keep the Indemnified Parties informed of all material developments and events relating to such claim or proceeding; (d) the Indemnified Parties shall have the right (at their own expense) to participate in the defense of such claim or proceeding with their own separate counsel, provided that at all times the Indemnifying Party shall have (subject to the limitations contained elsewhere herein) control of the defense and the authority and power to make all decisions concerning the defense; and (e) the Indemnifying Party shall not settle, adjust or compromise such claim or proceeding without the prior written consent of the Indemnified Parties, such consent not to be unreasonably withheld or delayed. Notwithstanding the foregoing, the Indemnifying Party may not assume the defense of any third-party claim against an Indemnified Party hereunder if
(i) the claim seeks one or more equitable remedies against the Indemnified Party, including, without limitation, an injunction, or (ii) the claim, if adjudicated or decided in a manner adverse to the Indemnified Party, would (in the good faith determination of the board of directors of the Indemnified Party) result in or be reasonably likely to result in material harm to the Indemnified Party's business, reputation or prospects.

         7.6 Maximum Payments; Remedy.

                  (a) Except with respect to (A) any Excluded Liabilities, (B) fraud or fraudulent misrepresentation with respect to representations and warranties of Seller contained in this Agreement or in any certificate delivered pursuant to this Agreement, (C) willful breaches by Seller of its covenants contained in this Agreement, and (D) Taxes referred to in Section 2.8 hereof, the maximum aggregate amount the Buyer Indemnified Parties may recover from Seller pursuant to the indemnity set forth in Section 7.2 for Losses shall be limited to $3,412,500. The maximum amount a Buyer Indemnified Party may recover from Seller in respect of Losses arising out of (A) any Excluded Liabilities,
(B) fraud or fraudulent misrepresentation with respect to representations and warranties of Seller contained in this Agreement or in any certificate delivered pursuant to this Agreement, and (C) willful breaches by Seller of its covenants contained in this Agreement shall not be limited.

                  (b) Except with respect to (A) any Assumed Liabilities, (B) fraud or fraudulent misrepresentation with respect to representations and warranties of Parent or Buyer contained in this

Agreement or in any certificate delivered pursuant to this Agreement, (C) willful breaches by either Parent or Buyer of its covenants contained in this Agreement, and (D) Taxes referred to in Section 2.8 hereof, the maximum aggregate amount that the Seller Indemnified Parties may recover from Parent and Buyer in the aggregate under the indemnity set forth in Section 7.2 for Losses shall be limited to $3,412,500. The maximum amount a Seller Indemnified Party may recover from Parent or Buyer in respect of Losses arising out of (A) any Assumed Liabilities, (B) fraud or fraudulent misrepresentation with respect to representations and warranties of Parent or Buyer contained in this Agreement or in any certificate delivered pursuant to this Agreement, and (C) willful breaches by either Parent or Buyer of its covenants contained in this Agreement shall not be limited.

                  (c) Without limiting the effect of any of the other limitations set forth herein, except with respect to (A) any amount Seller may be required to pay hereunder with respect to Excluded Liabilities, and (B) any amount Buyer or Parent may be required to pay hereunder with respect to Assumed Liabilities, no Indemnifying Party shall be required to make any indemnification payment hereunder until such time as the total amount of all Losses that have been suffered or incurred and claimed against such Indemnifying Party by any one or more of the Buyer Indemnified Parties or the Seller Indemnified Parties, as the case may be, exceeds $250,000 (the "Deductible Amount") in the aggregate, at which point the Indemnifying Party shall indemnify only the amount of such aggregate claims in excess of the Deductible Amount and all resolved claims thereafter, subject to any other applicable limitations under this Article 7. Notwithstanding any provision of this Agreement to the contrary, solely for the purpose of calculating the amounts payable by Seller to the Buyer Indemnified Parties under this Article 7, the "Deductible Amount" shall mean (i) $250,000 less (ii) the amount of the Identified Environmental Liabilities.

                  (d) Seller shall satisfy its indemnification obligations hereunder by payments comprised as follows: (i) fifty-five percent (55%) of any such payment shall be made in the form of shares of Parent common stock, which shares shall be valued for such purpose at a price per share of $1.44, and (ii) forty-five percent (45%) of any such payment shall be made in the form of cash.

                  (e) The right of each party hereto and its related Indemnified Parties to assert indemnification claims and receive indemnification payments pursuant to this Article 7 shall be the sole and exclusive right and remedy exercisable by such parties with respect to any breach by the other party of any representation, warranty or covenant hereunder or other matter with respect to which such indemnification is provided under any theory of liability; provided, however, that the foregoing clause of this sentence shall not be deemed a waiver by any Indemnified Party of any right to specific performance or injunctive relief, or any right or remedy they may otherwise have against any Person that has committed fraud with respect to this Agreement.

                  (f) Absent fraud or fraudulent misrepresentation with respect to representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement, or willful breaches of covenants contained in this Agreement, no Party hereto shall be entitled to recover consequential, special, incidental or punitive damages from another Party hereto, and such damages shall not be considered "Losses" under this Agreement; provided, however, that "Losses" under this Agreement shall be deemed to include any consequential, special, incidental or punitive damages payable by an Indemnified Party to a third party in relation to a claim for which indemnification may be sought under this Article 7. Except for the Deductible Amount and the $3,412,500 limit referenced in Sections 7.6(a) and 7.6(b) hereof, nothing herein shall limit the liability of Buyer, Parent or Seller for any breach or inaccuracy of any representation, warranty or covenant contained in this Agreement if the Closing does not occur.

         7.7 Security for Seller Indemnification Obligations. Upon and after the Closing, and until the later of (i) March 31, 2004, and (ii) the date at which all indemnification claims against Seller made by all Buyer Indemnified Parties pursuant to Article 7 hereof on or prior to March 31, 2004 are paid in full or otherwise resolved in accordance with Article 7, in addition to complying with the distribution restrictions contained in Section 5.14 hereof, as security for Seller's indemnification obligations to the Buyer Indemnified Parties pursuant to Article 7 hereof (A) Seller will not distribute, pay or otherwise transfer to its stockholders or any third party (other than a Buyer Indemnified Party in accordance with this Article 7) an amount equal to twenty-five percent (25%) of the Dollar Value minus any amounts paid to a Buyer Indemnified Party in accordance with this Article 7 (the "Security Amount"), (B) Seller shall retain in a separate bank account designated for the purpose stated herein any cash amounts comprising the Security Amount, and (C) Seller shall retain in its principal corporate offices or in a safe deposit box at the same bank one or more stock certificate(s) representing the shares of common stock of Parent comprising the Security Amount, which stock certificate(s) shall bear a restrictive legend, and which underlying shares shall be subject to stop transfer restrictions, imposed by Parent consistent with this Section. Seller shall hold the Security Amount in a combination of forty-five percent (45%) in cash and fifty-five percent (55%) in Parent's common stock (valued for such purpose at $1.44 per share).

                                    ARTICLE 8

                        TERMINATION, AMENDMENT AND WAIVER

         8.1 Termination. Without limiting the provisions of Section 8.2, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing whether before or after the requisite approval of the stockholders of Seller:

                  (a) by mutual written consent duly authorized by the Boards of Directors of Parent, Buyer and Seller;

                  (b) by any party if the Closing Date shall not have occurred by May 31, 2003 (the "End Date") for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose (or whose affiliate's) action or failure to act has been a principal cause of or resulted in the failure of the Closing Date to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

                  (c) by any party if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, which order, decree, ruling or other action is final and nonappealable;

                  (d) by either Seller or Buyer if the required approval of the stockholders of Seller contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Seller stockholders duly convened therefore or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to Seller where the failure to obtain Seller stockholder approval shall have been caused by (i) the action or failure to act of Seller and such action or failure to act constitutes a breach by Seller of this Agreement or (ii) a breach of any Support Agreement by any party thereto other than Buyer;

                  (e) by Buyer (at any time prior to the adoption and approval of this Agreement and the Liquidation by the required vote of the stockholders of Seller) if a Seller Triggering Event (as defined below) shall have occurred;

                  (f) by Buyer, upon a breach of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement, or if any representation or warranty of Seller shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Seller's representations and warranties or breach by Seller is curable by Seller through the exercise of its commercially reasonable efforts, then Buyer may not terminate this Agreement under this Section 8.1(f) prior to the date that is twenty (20) business days following the date of such breach, provided Seller continues to exercise commercially reasonable efforts to cure such breach (it being understood that Buyer may not terminate this Agreement pursuant to this paragraph (f) if it shall have materially breached this Agreement or if such breach by Seller is cured prior to the date that is twenty
(20) business days following the date of such breach).

                  (g) by Seller, upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Buyer set forth in this Agreement, or if any representation or warranty of Parent or Buyer shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Parent's or Buyer's representations and warranties or breach by Parent or Buyer is curable by Parent or Buyer through the exercise of its commercially reasonable efforts, then Seller may not terminate this Agreement under this Section 8.1(g) prior to the date that is twenty (20) business days following the date of such breach, provided Parent and Buyer continue to exercise commercially reasonable efforts to cure such breach (it being understood that Seller may not terminate this Agreement pursuant to this paragraph (g) if it shall have materially breached this Agreement or if such breach by Parent or Buyer is cured prior to the date that is twenty (20) business days following the date of such breach).

         For the purposes of this Agreement, a "Seller Triggering Event" shall be deemed to have occurred if: (i) the Board of Directors of Seller or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Buyer its recommendation in favor of the adoption and approval of this Agreement or the approval of the Liquidation; (ii) Seller shall have failed to include in the Proxy Statement the recommendation of the Board of Directors of

Seller in favor of the adoption and approval of the Agreement and the Liquidation; (iii) the Board of Directors of Seller fails to reaffirm its recommendation in favor of the adoption and approval of the Agreement and the Liquidation within ten (10) days after Buyer requests in writing that such recommendation be reaffirmed; (iv) the Board of Directors of Seller or any committee thereof shall have approved or recommended any Acquisition Proposal; or (v) a tender or exchange offer relating to securities of Seller shall have been commenced by a Person unaffiliated with Buyer, and Seller shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published sent or given, a statement disclosing that Seller recommends rejection of such tender or exchange offer.

         8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, or its affiliates, officers, directors or stockholders, provided that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided further that, the provisions of Section 5.4 (Confidentiality),
Section 5.10 (Public Disclosure), Article 9 and this Section 8.2 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

                                    ARTICLE 9

                                     GENERAL

         9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received:

                  (a)      if to Parent or Buyer, to:

                           Sirenza Microdevices, Inc.
                           522 Almanor Avenue
                           Sunnyvale, California 94086
                           Attention: Chief Financial Officer
                           Facsimile No.: (408) 739-0952

                           with copies to:

                           Wilson Sonsini Goodrich & Rosati
                           Professional Corporation
                           650 Page Mill Road
                           Palo Alto, California 94304
                           Attention: Steven V. Bernard, Esq.
                           Facsimile No.: (650) 493-6811

                           Wilson Sonsini Goodrich & Rosati
                           Professional Corporation
                           One Market, Spear Street Tower, Suite 3300
                           San Francisco, California 94105
                           Attention: Steve L. Camahort, Esq.
                           Facsimile No.: (415) 947-2099

                  (b)      if to Seller, to:

                           Vari-L Company, Inc.
                           4895 Peoria Street
                           Denver, Colorado 80239
                           Attention: Chief Financial Officer
                           Facsimile No.: (303) 373-3868

                           with a copy to:

                           Cooley Godward LLP
                           380 Interlocken Crescent, Suite 900
                           Broomfield, CO 80021
                           Attention: James Linfield, Esq.
                           Facsimile No.: (720) 566-4099

         9.2 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

         9.3 Extension; Waiver. At any time prior to the Closing, Buyer, on the one hand, and Seller, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and
(iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

         9.4 Entire Agreement; Assignment. This Agreement, the Exhibits hereto, the Seller Disclosure Schedule, the Parent Disclosure Schedule, the Non-Disclosure Agreement, the Collateral Agreements and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof; (ii) are not intended to confer upon any other person any rights or remedies hereunder; and (iii) shall not be assigned by operation of law or otherwise, except that Buyer may assign its rights and delegate its obligations hereunder to its affiliates as long as Buyer remains ultimately liable for all of Buyer's obligations hereunder.

         9.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

         9.6 Other Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

         9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         9.8 Jurisdiction and Venue. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within Santa Clara County, State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

         9.9 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives all right to trial by jury and any action, proceeding or counterclaim (whether based on contract, tort, or otherwise) arising out of or relating to this Agreement or the actions of any party hereto in negotiation, administration, performance or enforcement hereof.

         9.10 Fees and Expenses.

                  (a) General. Except as set forth in this Section 9.10, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the transactions contemplated hereby are consummated.

                  (b) Termination Fee.

                            (i) In the event that (A) Buyer shall terminate this
Agreement pursuant to Section 8.1(e), (B) Buyer shall terminate this Agreement pursuant to Section 8.1(f) and within twelve months after such termination, Seller shall enter into a definitive agreement with respect to any Acquisition Transaction or any Seller Acquisition shall be consummated, or (C) this Agreement shall be terminated pursuant to Section 8.1(b) or Section 8.1(d) and
(1) at or prior to such termination, there shall exist or have been proposed an Acquisition Proposal, and (2) within twelve months after such termination, Seller shall enter into a definitive agreement with respect to any Acquisition Transaction or an Acquisition Transaction shall be consummated, then, in the case of (A), within one business day after the date of such termination, and in the case of (B) or (C), upon the earlier to occur of
(x) one business day after the entering into of a definitive agreement with respect to any Acquisition Transaction and (y) immediately prior to the consummation of a Acquisition Transaction, Seller shall pay to Buyer an amount in cash equal to $1.0 million (the "Termination Fee"). Notwithstanding the foregoing, (i) Buyer shall not be entitled to the Termination Fee in the event that Buyer shall have previously received the Prepayment Fee (as defined in the Loan Facility), and (ii) upon receipt of the Termination Fee, Buyer shall waive any right to the Prepayment Fee. Notwithstanding the foregoing, the parties acknowledge that the Termination Fee does not represent a liquidated damage amount for any breach by Seller of any provision of this Agreement, and shall be payable in addition to and irrespective of any amount otherwise recoverable by Buyer under this Agreement or otherwise by reason of such breach.

                            (ii) Seller acknowledges that the agreements
contained in this Section 9.10(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Buyer would not enter into this Agreement; accordingly, if the Seller fails to pay in a timely manner the amounts due pursuant to this Section 9.10(b) and, in order to obtain such payment, Buyer makes a claim that results in a judgment against the Seller for the amounts set forth in this Section 9.10(b), the Seller shall pay to Buyer its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 9.10(b) at the prime rate of Bank of America N.A. in effect on the date such payment was required to be made.

         9.11 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]





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         IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first above written.

                                           SIRENZA MICRODEVICES, INC.


                                           By:  /s/ Gerald L. Quinnell
                                                --------------------------------
                                           Name: Gerald L. Quinnell
                                                 -------------------------------
                                           Title: EVP Business Development
                                                  ------------------------------


                                           VARI-L COMPANY, INC.


                                           By:  /s/ Charles R. Bland
                                                --------------------------------
                                           Name: Charles R. Bland
                                                 -------------------------------
                                           Title: President & CEO
                                                  ------------------------------


                                           OLIN ACQUISITION CORPORATION


                                           By:  /s/ Thomas J. Scannell
                                                --------------------------------
                                           Name: Thomas J. Scannell
                                                 -------------------------------
                                           Title: President
                                                  ------------------------------